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                                                                   Exhibit 99(v)


                                                                  CONFORMED COPY

                            Dated 19th November, 2001
                     ---------------------------------------
                     (as amended by a Supplemental Agreement
                           dated 29th November, 2001)

                               FACILITY AGREEMENT

                     (pound)900,000,000 credit facility for

                               TXU EUROPE LIMITED

                                   Arranged by

                                BARCLAYS CAPITAL

                                 J.P. MORGAN PLC

                     SALOMON BROTHERS INTERNATIONAL LIMITED

                                       and

                           THE ROYAL BANK OF SCOTLAND

Norton Rose                                                        Allen & Overy
for TXU Europe Limited                                   for the Finance Parties

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                                    Contents

Clause                                                                      Page

1.       Interpretation and general......................................     1
2.       The Conditions..................................................    24
3.       The Facility and the guarantee..................................    25
4.       Drawing under the Facility......................................    25
5.       Interest and terms..............................................    33
6.       Repayment, prepayment and cancellation..........................    35
7.       Fees and expenses...............................................    38
8.       Representations and warranties..................................    40
9.       Undertakings....................................................    42
10.      Negative covenants..............................................    45
11.      Events of Default...............................................    46
12.      Payments and calculations.......................................    51
13.      Indemnities.....................................................    54
14.      Unlawfulness, increased costs...................................    55
15.      Taxes...........................................................    57
16.      Mitigation......................................................    59
17.      The Administrative Parties......................................    60
18.      Pro rata payments...............................................    64
19.      Amendments and waivers..........................................    65
20.      Rights of Finance Parties.......................................    66
21.      Set-off.........................................................    67
22.      Assignment and accession........................................    67
23.      Substitution and lending offices................................    69
24.      Change of Reference Banks.......................................    71
25.      Notices and other matters.......................................    72
26.      Miscellaneous...................................................    73
27.      Governing Law...................................................    74
28.      Enforcement.....................................................    74
29.      Waiver of trial by jury.........................................    74

Schedules

1.       The Lenders and their Commitments...............................    75
2.       Calculation of Additional Cost..................................    76
3.       Form of Substitution Certificate................................    79
4.       Conditions Precedent............................................    83
5.       Terms of Guarantee..............................................    84
6.       Forms of Utilisation Notice.....................................    87
7.       Financial Covenants.............................................    89
8.       Form of Accession Certificate...................................    93
9.       Eastern Electricity Limited - Further Provisions................    96
10.      Forms of Letters of Credit......................................   100

Signatories..............................................................   106

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THIS AGREEMENT is dated 19th November, 2001 and made BETWEEN:

(1) TXU EUROPE LIMITED as the original borrower (in this capacity the "Original Borrower");

(2)      TXU EUROPE LIMITED as the guarantor (in this capacity the "Guarantor");

(3) BARCLAYS CAPITAL, J.P. MORGAN PLC, SALOMON BROTHERS INTERNATIONAL LIMITED and THE ROYAL BANK OF SCOTLAND as the Mandated Lead Arrangers, (in this capacity, each an "Arranger" and together the "Arrangers");

(4) THE FINANCIAL INSTITUTIONS whose names are set out in schedule 1 as lenders (each an "Original Lender");

(5) THE ROYAL BANK OF SCOTLAND plc as the LC Issuing Bank (the "LC Issuing Bank"); and

(6) CHASE MANHATTAN INTERNATIONAL LIMITED as the facility agent (in this capacity the "Facility Agent").

IT IS AGREED as follows:

                              PART 1 - INTRODUCTION

1.       INTERPRETATION AND GENERAL

1.1      Definitions

         In this Agreement, unless the context otherwise requires:

         Acceding Borrower means a Subsidiary of the Original Borrower which becomes a Borrower after the date of this Agreement in accordance with clause 22.2;

         Accession Certificate means an accession certificate (by way of deed) in the form or substantially in the form of schedule 8 and entered into or to be entered into by an Acceding Borrower and the Facility Agent;

         Acquisition Agreement means the agreement, dated on or around the date of this Agreement, between Eastern Electricity Holdings Limited, TXU Europe Group plc and London Electricity Group PLC;

         Act means the Companies Act, 1985;

         Additional Cost means, in relation to any period, a percentage rate per annum calculated for such period in accordance with schedule 2;

         Administrative Party means an Arranger, the LC Issuing Bank or the Facility Agent;

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         Advance means each borrowing made or to be made by way of a cash advance under this Agreement or (as the context requires) the principal amount of that borrowing outstanding at any relevant time;

         Affiliates means, in respect of a person, its Subsidiaries, any company of which it is a Subsidiary, and all the other Subsidiaries of any such company;

         Applicable Margin means at any time in relation to the calculation of interest in respect of any Term, or in respect of any other unpaid sums owing to the Finance Parties pursuant to the Facility, the rate determined as of the first day of such period in accordance with the following table:

Rating of the Original            Applicable Margin
       Borrower                         (%)

A3 / A- or higher                       0.50

Baa1 / BBB+                            0.625

Baa2 / BBB                              0.75

Baa3 / BBB- or lower                    0.95

         For the avoidance of doubt, in the event of any discrepancy between the ratings published by Moody's and Standard & Poors, the lower of the ratings shall be used to determine the Applicable Margin;

         Auditor means Deloitte and Touche, or such other auditors as are reasonably acceptable to the Facility Agent;

         Available Facility Amount means, at any time, the aggregate Available Commitments of the Lenders at that time;

         Available Commitment means, in relation to a Lender at any time, its Commitment at such time less its aggregate Contributions at such time;

         Banking Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London and:

         (a) if on that day a payment in or a purchase of a currency (other than euro) is to be made, the principal financial centre of the country of that currency; or

         (b) if on that day a payment in or a purchase of euro is to be made, which is also a Target Day;

         Borrower means the Original Borrower or an Acceding Borrower.

         Borrowed Money means any present or future Indebtedness for or in respect of:

         (a)      money borrowed or raised;

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         (b)      any recourse arising from the discounting of receivables save for recourse for disputed or ineligible debts or similar rights of recourse typical in a securitisation transaction;

         (c) liabilities under or in respect of any acceptance or acceptance credit or documentary credit facilities or standby credit facilities, other than:

                  (i) any such credit facilities relating to the acquisition cost of assets or services to the extent that the same involves deferral of payment of any sum for one year or less; and

                  (ii) exposure under any such credit issued to back completion or performance obligations (including any obligation to lodge cash margin payments in case of a specified decline in a Group company's rating), except to the extent that:

                           (A) such obligations are for the payment of Borrowed Monies, or for the payment of liquidated damages the payment of which is triggered by an event or circumstance which has (as of the relevant date on which any calculation is made) already occurred and not been challenged in good faith or remedied, and, in the case of a decline in rating, if the rating agency concerned has reduced the relevant rating, the amount taken into account will be the amount which has, or will, become payable by reason of such decline; or

                           (B) provision has been made in the accounts of the relevant Group company for an amount due under the underlying obligation or, were the relevant Group company to prepare accounts as of the date on which a compliance certificate is issued to the Facility Agent, such a provision should be made in accordance with RAP;

         (d) any notes, bonds, debentures, debenture stock, loan stock or other debt security offered, issued or distributed whether by way of public offer, private placing, acquisition consideration or otherwise and whether issued for cash or in whole or in part for a consideration other than cash, other than any bond, note, debenture or other debt security referred to in paragraph (f) below;

         (e) for the purposes of the Financial Covenants only, any outstanding preference shares of any member of the Group expressed (whether by law, agreement or otherwise) to be redeemable, at the option of the holder, on or before the final Maturity Date;

         (f) any outstanding balance of the acquisition cost of assets or services to the extent payable on deferred payment terms after the time of acquisition or possession thereof by the person liable (but only to the extent that the same:

                  (i) involves deferral of payment of any sum for more than one year;

                  (ii) is not a cost in respect of the expansion, development or renewal of all or part of the "licencee's distribution system" (as defined in the PED Licence);

                  (iii) exceeds(pound)25,000,000 in respect of any transaction or series of related transactions),

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                           whether or not any instalments for payment are
                           evidenced by a bond, note, debenture or other debt security issued by the obligor;

         (g)      any Finance Lease;

         (h) any guarantee, indemnity or other legally binding assurance against (or other legally binding arrangement intended to prevent or limit) loss arising under any Borrowed Money of any person who is not a Group member;

         (i) for the purpose of clause 11.1.5 only, any derivative transaction (calculated at the mark-to-market value for close-out);

         (j) any liability which has arisen under any transaction by virtue of which:

                  (i) a capital sum is received by a person as consideration for the sale or disposal (whether by outright alienation or the grant of a lease or other interest or otherwise) of any assets; and

                  (ii) a third party making or funding the payment receives a guarantee, indemnity or other legally binding assurance from a member of the Group against (or other legally binding arrangement intended to prevent or limit) loss as a result of the assets not generating or being realised for a specific amount or an amount calculated in an agreed manner;

         (k) any amount raised under any other transaction having the commercial effect of a borrowing and entered into primarily as a means of raising finance;

         (l) such part (if any) of the amounts made available to any person as a result of any securitisation as, in accordance with RAP, is or is to be treated as a creditor rather than as a deduction from or reduction in debtors or other assets;

         Provided that:

         (i)      Subordinated Debt shall be excluded;

         (ii) Indebtedness of a member of the Group to another member of the Group shall be excluded;

         (iii) Indebtedness of a member of the Group to a Non-Group Affiliate shall (to the extent that any such Indebtedness would have fallen within the definition of Borrowed Money if owed to a third party) be treated as Borrowed Money;

         (iv) any interest, dividends, commissions, fees or other like financing charges shall be excluded save only to the extent that they have been capitalised and remain payable;

         (v) in respect of paragraph (d) (where the item concerned is a bond, note, debenture, debenture stock, loan stock or other debt security issued at a discount) and in respect of paragraph (e), only the issue price of any such preference share falling thereunder, together with any applicable discount required under RAP to be recognised in the Group's most recently published financial statements, shall be included;

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         (vi)     in respect of paragraph (g), only the capitalised value
                  established in accordance with FAS 13 (as supplemented, varied or replaced from time to time) of a Finance Lease as shown in the relevant company's most recently published financial statements (or as would be shown in the next following financial statements, if such Finance Lease was entered into in a period for which there are not yet statements available) shall be included;

         (vii) Indebtedness for or in respect of Project Finance Borrowings shall be excluded;

         (viii) adjustments shall be made to the exchange rate at which such Borrowed Monies are converted into Sterling in order to take account of the effect of any relevant currency swap;

         (ix) Indebtedness for or in relation to Equity-Credit Preferred Securities up to US$300,000,000 shall be excluded from Borrowed Money; and

         (x)      no amount shall be included or excluded more than once;

         Commitment means:

         (a) for an Original Lender, the amount in Sterling set opposite its name under the heading "Commitment" in schedule 1 plus the amount of any other Commitment it acquires; and

         (b)      for any Substitute, the amount of any Commitment it acquires,

         in each case to the extent not transferred, cancelled or reduced under or in accordance with this Agreement;

         Commitment Period means the period beginning on the date of this Agreement and ending on the date falling one month before the Final Repayment Date;

         Contribution means, in relation to a Lender and a Credit at any relevant time, its Pro Rata Share of a Credit at that time;

         Credit means an Advance or a Letter of Credit.

         EEL means Eastern Electricity Limited (registered number 2366906);

         Electricity Act means the Electricity Act 1989 and, unless the context otherwise requires, all subordinate legislation made pursuant to that Act and all other laws, regulations or requirements of any relevant authority (in so far as such regulations have the force of the law) relating to the transaction, distribution or supply of electricity in force in the United Kingdom;

         Energy Business means the Group's business of purchasing, exchanging, converting, generating, trading, selling, forecasting and delivering fuel, power, energy and electricity and derivatives thereof and therefrom, and all business usual for energy companies and utilities companies including, without limitation, electricity generation, electricity and gas transmission, distribution and supply, energy trading, and all business activities related to the gas, telecommunications, water and electricity industries;

                                       6

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         Environmental Claim means any claim, notice of prosecution, demand, action, official warning, abatement or other order (conditional or otherwise) relating to Environmental Matters or any notification or order requiring compliance with the terms of any Environmental Licence or Environmental Law;

         Environmentally Hazardous Material means any substance whatsoever (whether in a solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) or waste (as defined in the Environmental Protection Act 1990) which is capable of causing harm to man or any other living organism supported by the environment, or damaging the environmental or public health or welfare;

         Environmental Law includes all or any law, statute, rule, regulation, treaty, by-law, code of practice, order, notice, demand, decision of the courts or of any Government Entity or any other regulatory body in any relevant jurisdiction relating to Environmental Matters which is binding on a member of the Group;

         Environmental Licence includes any permit, licence, authorisation, consent or other approval required at any time by any Environmental Law;

         Environmental Matters includes:

         (a) the generation, deposit, disposal, keeping, treatment, transportation, transmission, handling, importation, exportation, processing, collection, sorting, presence or manufacture of any waste (as defined in the Environmental Protection Act 1990) of any Environmentally Hazardous Material;

         (b) nuisance, noise, defective premises, health and safety at work or elsewhere; and

         (c) the pollution, conservation or protection of the environment (both natural and built) or of man or any living organisms supported by the environment;

         Equity-Credit Preferred Securities means securities, however denominated:

         (a) issued by the Original Borrower or any of the Original Borrower's Subsidiaries;

         (b)      that are not subject to mandatory redemption;

         (c) that are perpetual or mature no less than 30 years from their date of issuance;

         (d) the indebtedness incurred in connection with which is subordinate in right of payment to the unsecured and unsubordinated indebtedness of the issuer of such indebtedness; and

         (e) the terms of which permit the deferral of the payment of interest or distributions thereon to a date occurring after the Final Repayment Date,

         and where the proceeds of such securities are on-lent or on-invested into the Group, references to Equity Credit-Preferred Securities include such loans, debentures or other securities;

         EURIBOR means in relation to any amount denominated in euros and any period, the offered rate for deposits for such amount and for such period which is:

         (a) the rate of interest for such period which appears on the "Euribor01" page of the Reuters screen (or such other page on the Reuters screen as may customarily be used from time to time to display EURIBOR rates) at or about 11 a.m. (Brussels
                  Time) on the Quotation Date for such period; or

         (b) if the relevant page is not displayed on the Reuters screen, or the Reuters screen is not operating at the relevant time, or if no such offered rate appears on the Reuters screen for that period, the rate of interest for such period which appears on page 248 of the Dow Jones Telerate screen (or such other page on the Dow Jones Telerate screen as may customarily be used from time to time to display EURIBOR rates) at or about 11 00 a.m. (Brussels Time) on the Quotation Date for such period; or

         (c) if the relevant rate of EURIBOR cannot be determined in accordance with paragraphs (a) and (b) above, the rate determined by the Facility Agent to be the arithmetic mean (rounded upwards if necessary to the nearest one sixteenth of one per cent.) of the rates respectively quoted to the Facility Agent by the Reference Banks (provided always that at least two Reference Banks shall have given such quotation) at the request of the Facility Agent as such Reference Banks' offered rate for deposits in an amount approximately equal to the amount in relation to which EURIBOR is to be determined for a period equivalent to such period to leading banks in the euro Zone Interbank Market at or about 11 a.m. (London time) on the Quotation Date for such period;

         euro means the single currency of Participating Member States;

         Event of Default means any of the events and circumstances described in clause 11;

         Facility means the facility referred to in Clause 3.1;

         Fee Letter means each letter, dated on or about the date of this Agreement, between the Original Borrower and an Administrative Party in accordance with which the fees set out at clause 7.1 shall be paid;

         Final Repayment Date means the date falling on the fifth anniversary of the date of this Agreement;

         Finance Documents means this Agreement, each Utilisation Notice, each Accession Certificate, the Syndication Agreement and each Fee Letter, or any other document designated as such by the Facility Agent and the Original Borrower;

         Finance Lease means any lease under which a member of the Group is the lessee which is or should be treated as a finance or capital lease under RAP (and includes any hire purchase contract or other arrangement which is or should be similarly treated);

         Finance Parties means the Facility Agent, the LC Issuing Bank, the Arrangers and the Lenders, and Finance Party means any or a specific one of them;

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         Finance Period means the period commencing on the date of this
         Agreement, and ending on the date upon which the Facility Agent confirms (acting reasonably) that none of the Finance Parties and none of the Obligors has any actual or contingent liabilities or obligations under any of the Finance Documents (save where any of such contingent liabilities or obligations are fully discharged);

         Financial Covenants means the financial undertakings of the Original Borrower set out in clause 9.4, and as further set out in schedule 7;

         Financial Covenant Test Date or "FCTD" means any date upon (or as at) which the Financial Covenants are, or are to be, tested, being 30 June and 31 December in any year;

         Financial Definitions means the definitions of Adjusted Share Capital and Reserves, Capitalisation, Consolidated Net Borrowings, Leverage Ratio, Liquid Assets, Net Interest and Net Revenues, all of which are set out in schedule 7;

         Finco 2 means TXU Finance (No. 2) Limited (Company number 3514100);

         Government Entity means and includes (whether having a distinct legal personality or not) any supra-national, national or local government authority, central bank, board, commission, department, division, organ, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant and (if the context requires) which, in relation to Environmental Matters, has regulatory or administrative authority under Environmental Law;

         Group means the Original Borrower and all its Subsidiaries (except for its Project Finance Subsidiaries);

         Indebtedness means any obligation for the payment or repayment of money, whether as principal or surety and whether present or future, actual or contingent;

         Interest Payment Date means the last day of a Term of an Advance or, in the case of any Term of more than six months' duration, the last day of each successive period of six months during that Term;

         Issue means with respect to any Letter of Credit, to issue or extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued", "Issuing" and "Issuance" have corresponding meanings;

         LC Outstandings at any time under a Letter of Credit means the face value of that Letter of Credit at that time in accordance with its express provisions less:

         (a) the aggregate amount of any cash cover (not including any cash cover lodged by any Lender) held in relation to that Letter of Credit at that time; and

         (b) (save to the extent that this is taken into account in the express provisions of that Letter of Credit or unless the context otherwise requires) the aggregate of all payments made by the LC Issuing Bank, pursuant to demands made under that Letter of Credit on or prior to such time, for which it has been reimbursed by the Borrower,

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

         or such lesser amount as the Facility Agent and the LC Issuing Bank may agree in good faith represents the maximum liability of the LC Issuing Bank in respect thereof;

         Lender means each Original Lender and each Substitute;

         Letter of Credit or LC means a letter of credit or bank guarantee (as the case may be) Issued or to be Issued by the LC Issuing Bank on the terms of this Agreement, in the form set out in schedule 10 or such other form as is reasonably acceptable to the LC Issuing Bank and the Facility Agent;

         LIBOR means, in relation to a particular period:

         (a) the rate per annum of the offered quotation for deposits in the relevant currency for a period equal or comparable to such period which appears on Telerate page 3750 or Telerate page 3740 (as appropriate) at or about 11 a.m. London time on the Quotation Date for such period (or such other page as may replace such page on such service for the purpose of displaying London interbank offered rates for deposits in such currency); or

         (b) if no such offered quotation appears, the arithmetic mean (rounded upwards, if necessary, to four decimal places) of the London interbank offered rates for deposits of the currency in question for a period equal or comparable to such period at or about 11 a.m. London time on the Quotation Date for such period as displayed on the relevant page of the Reuter Monitor Money Rates Service (or such other page as may replace such page on such service for the purpose of displaying London interbank offered rates of leading banks for deposits of that currency); or

         (c) if on such date no such offered rates are so displayed, the arithmetic mean (rounded upwards, if necessary, to four decimal places) of such rates for deposits of that currency respectively quoted to the Facility Agent by each of the Reference Banks at the request of the Facility Agent, provided that if any of the Reference Banks shall be unable or otherwise fail to supply such a quoted rate, "LIBOR" for the relevant period shall be determined on the basis of the quoted rate or rates supplied by the remaining Reference Banks or Reference Bank, as the case may be;

         Majority Lenders means at any relevant time Lenders:

         (a) the aggregate of whose Contributions (expressed as a Sterling Amount) exceeds 66 2/3 per cent. of the Total Contributions (expressed as a Sterling Amount); or

         (b) if no principal amounts are outstanding under this Agreement) the aggregate of whose Commitments exceeds 66 2/3 per cent. of the Total Commitments, but so that if at such time the Total Commitments have been reduced to zero references to a Lender's Commitment shall be construed as a reference to that Lender's Commitment immediately prior to such reduction to zero;

         Material Adverse Effect is a reference to:

         (a) something having a material adverse effect on the ability of the Original Borrower to perform its payment or financial covenant obligations under this Agreement; or

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         (b)      something which results in the Facility Agreement not being legal, valid and binding on the Original Borrower to an extent reasonably considered by the Majority Lenders to be materially adverse to the interests of the Lenders;

         Material Licences means those licences or other authorisations currently held by the Group and required for the purposes of the Energy Business;

         Maturity Date means:

         (a)      in relation to an Advance, the last day of its Term; and

         (b) in relation to a Letter of Credit, the last day on which the Issuing Bank may be under any liability under that Letter of Credit;

         Net Proceeds means, in respect of a disposal of an asset, the full amount of cash proceeds realised on such disposal less:

         (a)      the estimated reasonable costs of the disposal;

         (b) the liabilities which are connected to the disposal or which are required to be discharged as a result of the disposal, other than liabilities incurred in contemplation of it;

         (c) any cost, incurred within six months before the disposal, of purchasing minority interests in preparation for the disposal;

         (d) the provisions which the directors reasonably determine need to be made for Taxes arising as a result of the disposal;

         (e) where the asset which is the subject of the disposal is being replaced, the cost of the replacement asset and the reasonable costs incurred in connection with the acquisition, and so that if the "Net Proceeds" would be a negative number, such number will be taken to be zero;

         (f) retentions made in respect of any known or reasonably anticipated warranty claims, until such retentions are released,

         for which purpose:

         (i) any proceeds received otherwise than in cash will be treated as Net Proceeds only upon the subsequent realisation of cash from such proceeds;

         (ii) such proceeds not in Sterling shall be deemed to be their Sterling equivalent at the date of the relevant disposal; and

         (iii) "reasonable costs of the disposal" includes (in each case only to the extent properly attributable to that disposal) legal fees, agents' commissions, auditors' fees, registration fees and other professional fees;

         Non-Group Affiliate means TXU Corp or any Affiliate of TXU Corp. which is not a member of the Group;

         Obligor means each Borrower and the Guarantor;

         Optional Currency means euros, US Dollars, Australian Dollars, Danish Kroner, Norwegian Kroner, Swedish Kronor and any other currency other than Sterling which has been approved by the Facility Agent (acting on the instructions of all the Lenders (acting reasonably)), is readily available in the relevant interbank market and is freely transferable and convertible into Sterling;

         Original Financial Statements means the financial statements of the Group for the financial quarter ended 30th September, 2001, prepared in accordance with US GAAP ("10Q");

         Participating Member State means a member state of the European Communities that adopted a single currency in accordance with the Treaty;

         Party means a party to this Agreement;

         Permitted Disposals means:

         (a) any disposal (including by way of securitisation) of receivables or work-in-progress (whether or not invoiced) in the ordinary course of business on arm's length terms provided that (i) such disposal is on non-recourse terms (save for recourse for disputed or ineligible debts or similar rights of recourse) and (ii) the aggregate amount raised by such disposals and outstanding at any time is not more than (pound)550 million; or

         (b) any disposal of obsolete or redundant assets in the ordinary course of business on arm's length terms; or

         (c) any disposal made by any member of the Group to another member of the Group; or

         (d) any disposal of assets in exchange for the acquisition of assets the commercial purpose and effect of which is to replace or improve upon the commercial purpose and effect of the assets so disposed of; or

         (e) any disposal, other than the expenditure or application of cash, where the net book value of the assets disposed of (net of other debt repayments required due to the assets being disposed of being security for those debts or being obligations of the entity making the disposal and costs directly attributable to the disposal), when aggregated with the net book value of any other assets disposed of (otherwise than pursuant to a specific exception contained in this definition) in the same financial year of the Group, does not exceed 15 per cent. of the Adjusted Share Capital and Reserves at the end of the previous financial year (such amount to be reduced by(pound)200,000,000 upon the unconditional completion of the West Burton Disposal in respect (only) of the remainder of the financial year in which the West Burton Disposal is made); or

         (f) any disposal made (otherwise than pursuant to a specific exception contained in this definition) and which causes the threshold in (e) above to be exceeded provided that the net proceeds of such disposal (net of other debt repayments required due to the assets being disposed of being security for those debts or being obligations of the entity making the disposal and costs directly attributable to the disposal) (or such part of such net proceeds as are in excess for the then current financial year of such threshold) are, within 12 months of the date of such disposal, applied in a permitted application, (where "permitted application" shall mean any of (A) the acquisition of a replacement asset for use by the Group in connection with the Energy Business, or (B) the acquisition of an asset the commercial purpose and effect of which is to replace or improve upon the commercial purpose and effect of the asset so disposed of, or (C) any other application to which the Facility Agent (acting reasonably on the instructions of the Majority Lenders) may give its prior written consent); or

         (g)      any disposal which constitutes a Permitted Security Interest;
                  or

         (h) any disposal, the consideration for which is payable not later than 12 months after the date of that disposal and 100% of the Net Proceeds of which are promptly applied in the prepayment and cancellation of the Facility; or

         (i) any other disposal to which the Majority Lenders shall have given their consent; or

         (j)      the West Burton Disposal;

         Permitted Security Interest means any of the following, namely a Security Interest:

         (a) subsisting at the date of this Agreement and previously notified in writing to the Facility Agent;

         (b) over goods and/or documents of title thereto arising in the ordinary course of letter of credit transactions;

         (c) arising by way of retention of title to goods by the supplier of those goods arising in the ordinary course of business;

         (d) created after the date of this Agreement provided that the aggregate of indebtedness secured by any subsisting Security Interest permitted by this paragraph (d) does not exceed an amount equal to 15 per cent. of Adjusted Share Capital and Reserves;

         (e) created after the date of this Agreement securing Borrowed Money which is refinanced by a Project Finance Borrowing within 6 months of the date of such Security Interest's creation, provided that the Facility Agent is notified before the creation of the Security Interest and that the aggregate of Borrowed Money permitted to be secured by this paragraph
                  (e) shall not exceed (pound)200,000,000;

         (f) created after the date of this Agreement to secure a Project Finance Borrowing and/or over an asset/shares of a Project Finance Subsidiary;

         (g) over or affecting any asset acquired by a member of the Group after the date of this Agreement provided that:

                  (i) such Security Interest was not created at the request of any member of the Group in contemplation of the acquisition of such asset by a member of the Group; and

                  (ii) the amount so secured has not been increased at the request of any member of the Group in contemplation of, or since the date of, the acquisition of such asset by a member of the Group;

         (h) over or affecting any assets of any company which became or becomes a member of the Group after the date of this Agreement provided that:

                  (i) such Security Interest was not created at the request of any member of the Group in contemplation of the acquisition of that company by a member of the Group; and

                  (ii) the amount so secured has not been increased at the request of any member of the Group in contemplation of, or since the date of, the company becoming a member of the Group;

         (i) created after the date of this Agreement with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders) provided that the amount secured is not subsequently increased above the amount consented to;

         (j) any order of a court to the extent that such order is discharged within 28 days and the consequences would not constitute an Event of Default;

         (k) created to secure any indebtedness incurred and applied in refinancing any indebtedness secured by a Permitted Security Interest as permitted by paragraphs (a), (g), (h), (i) or (m) of this definition but only to the extent that:

                  (i)      (A)      the amount of the indebtedness secured by
                                    such Security Interest does not exceed the amount secured by such Permitted Security
                                    Interest at the date of the refinancing; or

                           (B) the amount secured by such Permitted Security Interest is thereby reduced by an amount equal to the amount secured by such Security Interest; and

                  (ii) the assets on which the indebtedness secured by the new Security Interest are substantially the same as (or only some of) the assets on which the refinanced indebtedness was secured by the original Permitted Security Interest;

         (l) consisting of a Security Interest or contractual right restricting the payment of:

                  (i) cash deposits made by way of support of counter-indemnity obligations of a member of the Group; and/or

                  (ii) credit balances on bank accounts for the purposes of netting exposure of the bank to members of the Group;

         (m) over any asset acquired by a member of the Group after the date of this Agreement as security for indebtedness incurred to finance or refinance the acquisition of that asset, provided that the indebtedness secured by Security Interests under this paragraph (m) shall not exceed (pound)1,000,000 in aggregate at any time;

         (n)      (i)      arising under netting or margin call arrangements in
                           connection with derivatives transactions pursuant to the standard terms of ISDA Master Agreements, Grid
                           Trade Master Agreements, Electricity Futures Master
                           Agreements, European Federation of Energy Traders
                           Agreements or other similar market standard documents excluding any Security Interest specified by the parties, in any variation, supplement or (other than any annex or part thereof which is itself on market standard terms) annex to those standard terms; or

                  (ii) as a result of trading of shares or other securities where such Security Interest arises under the rules of the relevant exchange or clearing system; or

         (o) arising as a result of the Original Borrower or any of its Subsidiaries, or subsidiary undertakings acting as a paying agent in respect of any Equity-Credit Preferred Securities;

         Permitted Subsidiary Borrowings means any indebtedness in respect of Borrowed Money of any Subsidiary of the Original Borrower:

         (a) subsisting at the date of this Agreement and previously notified in writing to the Facility Agent;

         (b)      being a Project Finance Borrowing;

         (c) created after the date of this Agreement, and which is refinanced by a Project Finance Borrowing within 6 months of such incurrence provided that the aggregate amount permitted to be secured by this paragraph shall not exceed (pound)200,000,000;

         (d) which is incurred by a company which became a member of the Group after the date of this Agreement provided that:

                  (i) such indebtedness was not created at the request of any member of the Group;

                  (ii) the amount of such indebtedness has not been increased at the request of any member of the Group in contemplation of, or since the date of, such company becoming a member of the group and subject to paragraph (i) below such indebtedness is not the subject of a guarantee from any other member of the Group;

         (e) which is created after the date of this Agreement with the prior written consent of the Facility Agent;

         (f) which is incurred and applied in refinancing any Indebtedness permitted by any of the foregoing paragraphs (except (c)) of this definition but only to the extent that the amount of the indebtedness so applied does not exceed the amount secured by the original permitted indebtedness at the date of the refinancing;

         (g)      arising under the terms of derivatives transactions; or

         (h) which represents the proceeds of issue of a capital markets instrument by a special purpose finance Subsidiary (which itself has no Subsidiaries), the net proceeds of which (after fees, expenses and any exchange differences arising from any currency swap or similar transaction related to such issue) are on-lent to the Original Borrower and such indebtedness is either:

                  (i)      not separately guaranteed by the Original Borrower;
                           or

                  (ii) if separately guaranteed by the Original Borrower, the inter-company loan is Subordinated Debt; or (i) which is created after the date of this Agreement, provided that the aggregate of indebtedness permitted by this paragraph (i) does not exceed an amount equal to the lower of:

         (i)      the aggregate of:

                  (A)      5 per cent. of Adjusted Share Capital and Reserves;
                           and

                  (B) the principal amount of any indebtedness previously permitted under paragraph (a) above:

                           (1)      which has been repaid and cancelled; or

                           (2) the terms of which have been amended so that the Original Borrower is the borrower of that indebtedness and no other member of the Group has given a guarantee of that indebtedness; and

                  (C) up to (pound)100,000,000 of the principal amount of any indebtedness of a Company which becomes a member of the Group after the date of this Agreement which has been guaranteed by another member of the Group; and

         (ii)     15 per cent. of Adjusted Share Capital and Reserves;

         Potential Event of Default means an Event of Default or any event which might reasonably be expected to become (with the passage of time, the giving of a notice, the making of any determination under this Agreement or any combination thereof) an Event of Default;

         Principal Subsidiary means:

         (a) the Original Borrower and any subsidiary of the Original Borrower whose net assets exceed 10% of net assets of the Group, or whose pre-tax profits exceed 10% of pre-tax profits of the Group; or

         (b) any member of the Group which is a holding company of a Principal Subsidiary, as notified by the Original Borrower to the Facility Agent at the date of this Agreement, or from time to time during the Finance Period; or

         (c) any member of the Group to which has been transferred the whole or a material part of the business, undertaking or assets of a Subsidiary which is, or was prior to such transfer, a Principal Subsidiary;

         Project means any project or investment (these terms being treated as including a series of related projects or investments and any modifications thereto or developments or expansions of such projects or investments);

         Project Finance Borrowings means, at any date, any Indebtedness to finance or refinance, or in respect of the financing or refinancing of, a Project:

         (a) which is or has been incurred by a single purpose company (whether or not a Subsidiary of the Original Borrower) (a "Project Finance Subsidiary") whose principal assets and business are, at such date, constituted by such Project and whose liabilities in respect of such Indebtedness are, at such date, not directly or indirectly the subject of a guarantee, indemnity or other form of assurance, undertaking or support (having substantially similar effect to a guarantee or indemnity) from any member of the Group except as expressly referred to in paragraph (c) below; or

         (b) which is or has been incurred by a Subsidiary of the Original Borrower (also a "Project Finance Subsidiary") in its capacity as a partner in, and whose only material asset is its interest in, a single purpose partnership where the partnership's principal assets and business are, at that date, constituted by such Project and where the liabilities of such Subsidiary in respect of such Indebtedness are not, at that date, directly or indirectly the subject of a guarantee, indemnity or other form of assurance, undertaking or support (having substantially similar effect to a guarantee or indemnity) from any member of the Group except as expressly referred to in paragraph (c) below; or

         (c) in respect of which the person or persons to whom such Indebtedness is or may be owed by the obligor in respect of such Indebtedness (whether or not a Subsidiary of the Original Borrower) have no recourse whatsoever to any member of the Group (whether or not the obligor) for the repayment of or payment of any sum relating to such Indebtedness other than:

                  (i) recourse to such obligor for amounts limited to the aggregate cash flow or net cash flow received or receivable by it (other than historic cash flow or historic net cash flow) from such Project; and/or

                  (ii) recourse to such obligor for the purpose only of enabling amounts to be claimed in respect of such Indebtedness in an enforcement of any security interest given by such obligor over the assets comprised in such Project (or, where such obligor is a single purpose company or a Subsidiary of the Original Borrower as described in paragraph (b), given by any shareholder or other like in the obligor over its shares or the like in the capital of the obligor) to secure such Indebtedness or any recourse referred to in sub-paragraph (iii) below, provided that:

                           (A) the extent of such recourse to such obligor (or its shareholder or the like) is limited solely to the amount of any recoveries made on such enforcement; and

                           (B) such person or persons are not entitled, by virtue of any right or claim arising out of or in connection with such Indebtedness to commence proceedings for the winding up or dissolution of the obligor (or its shareholder or the like) or to appoint or procure the appointment of any administrator, receiver, administrative receiver, trustee or similar person or official in respect of the obligor (or its shareholder or the like) or any of its assets (save for the assets the subject of such security interest); and/or

                  (iii) recourse to such obligor generally, or directly or indirectly to a member of the Group, under any form of assurance, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specific way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another or an obligation to comply or procure compliance by another with any financial ratios or other tests of financial condition) by the person against whom such recourse is available.

         (d) For the purposes of each of paragraphs (a), (b) and (c) of this definition:

                  (i) an off-take agreement entered into between a Group company and Project Finance Subsidiary, or an obligor in respect of Project Finance Borrowing described in paragraph (c), which is on arms length terms shall not of itself be deemed to be a guarantee, indemnity or other form of assurance, undertaking or support or to involve liability or recourse; and

                  (ii) any right of recourse against a member of the Group as a result of its shareholding in an unlimited company, partnership or similar entity will be deemed to be a guarantee, indemnity or other form of assurance, undertaking or support (having substantially similar effect to a guarantee or indemnity);

         Project Finance Subsidiary has the meaning set out in paragraph (a) or
         (b) of the definition of Project Finance Borrowing, and also means any Subsidiary of any such person;

         Project Wings means the transaction, details of which have been disclosed to the Arrangers, relating to the Group's electricity distribution business;

         Project Wings Completion Date means the date upon which the Original Borrower confirms to the Facility Agent that Project Wings has unconditionally completed in accordance with the terms of the Acquisition Agreement;

         Pro Rata Share means:

         (a) for the purpose of determining a Lender's share in a Credit, the proportion which its Commitment bears to the aggregate Commitments of all the Lenders; and

         (b)      for any other purpose on a particular date:

                  (i) the proportion which a Lender's share of the outstanding Credits (if any) bears to all the outstanding Credits;

                  (ii) if there is no Credit outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or

                  (iii) if the Total Commitments have been cancelled, the proportion which its Commitment bore to the Total Commitments immediately before being cancelled.

         Qualifying Lender means a person which is:

         (a) beneficially entitled to the interest payable to it under this Facility; and

         (b)      a UK Lender or a Treaty Lender;

         Quotation Date means, in relation to a Term or other period for which EURIBOR or LIBOR or any rate of exchange is to be determined:

         (a) in the case of a determination of EURIBOR, the second Banking Day before the first day of such period; and

         (b) in the case of a determination of LIBOR, the date on which quotations would customarily be provided by leading banks in the London Interbank Market for deposits or amounts in the relevant currency for delivery on the first day of such period or on any other relevant date;

         Reference Banks means, the principal London offices of Barclays Bank PLC, Citibank, N.A., JP Morgan Chase Bank and The Royal Bank of Scotland plc and/or any other Lenders appointed as such pursuant to clause 24;

         Required Accounting Principles or RAP means the same accounting principles, practices, policies and bases as were used in the Original Financial Statements, as may be varied or amended from time to time in accordance with clause 9.2.4;

         Reservations means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of UK stamp duty may be void, the possibility that a charge over receivables may constitute a floating charge rather than fixed charge, defences of set-off or counterclaim and similar principles;

         Rollover Credit means one or more Credits:

         (a) to be made on the same day that a maturing Credit is due to be repaid;

         (b) the aggregate amount (in the relevant currency) of which is equal to or less than the maturing Credit;

         (c)      in the same currency as the maturing Credit; and

         (d) to be made to the same Borrower for the purpose of refinancing a maturing Credit;

         Security Interest means any mortgage, pledge, lien, charge, assignment by way of security, deposit of cash subject to contractual restrictions on re-drawing, arrangement for retention of title, hypothecation or security interest, or any agreement or arrangement having the effect of conferring security or a security interest;

         Sterling and (pound) means the lawful currency for the time being of the United Kingdom and in respect of all payments to be made under the Finance Documents in Sterling mean immediately available, freely transferable cleared funds;

         Sterling Amount means:

         (a)      (i)      in respect of each Advance denominated in Sterling,
                           the amount of the Advance requested in the Utilisation Notice relating to such Advance, or

                  (ii) in respect of an Advance denominated in an Optional Currency, the amount of Sterling required to purchase such amount, calculated at the spot rate on the Quotation Date,

                  in each case as reduced in proportion to the amount (if any) of such Advance which has been repaid or prepaid; and/or

         (b)      in respect of a Letter of Credit, the sum of:

                  (i) the amount of the LC Outstandings under that Letter of Credit denominated in Sterling; and

                  (ii) the amount of Sterling required to purchase the currency amount of the LC Outstandings under that Letter of Credit denominated in Optional Currencies at the spot rate on the Quotation Date, and so that such Sterling Amount shall be recalculated by the Facility Agent on each date on which the Majority Lenders request the Facility Agent to do so in accordance with the provisions of clause 4.8, and any recalculated amount above shall, until the next recalculation required by this Agreement, constitute the relevant Sterling Amount for all purposes of this Agreement;

         Subordinated Debt means Indebtedness incurred on terms which, to the reasonable satisfaction of the Facility Agent:

         (a) prohibit repayment or prepayment of any principal amounts (including capitalised interest) during the Finance Period;

         (b) prohibit the holder of such Indebtedness from exercising any rights or remedies which it might otherwise have to recover such Indebtedness during the Finance Period; and

         (c) provide that in the event of insolvency, dissolution, liquidation or other insolvency proceedings, such Indebtedness shall be effectively subordinated in right of payment to all liabilities of the Obligors under the Finance Documents;

         Subsidiary of a company or corporation shall be construed as a reference to any company or corporation:

         (a) which is controlled, directly or indirectly, by the first-mentioned company or corporation;

         (b) more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

         (c) which is a Subsidiary of another Subsidiary of the first-mentioned company or corporation,

         and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

         Substitute means any bank or financial institution which becomes a party to this Agreement pursuant to the procedure set out in clause 23.1;

         Substitution Certificate has the meaning given to that term in clause 23.1;

         Syndication Agreement means the agreement under which certain banks and financial institutions accede to this Agreement following general syndication;

         Target Day means a day on which the Trans-European Automated Realtime Gross Settlement Express Transfer System (TARGET) is operating;

         Taxes means all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof and "Tax" and "Taxation" shall be construed accordingly;

         Term means each period determined under this Agreement:

         (a) by reference to which interest on an Advance or an overdue amount is calculated; or

         (b) for which the LC Issuing Bank may be under a liability under a Letter of Credit;

         Total Commitments means, at any relevant time, the aggregate of the Commitments of all the Lenders at such time;

         Total Contributions means, at any relevant time, the total of the Contributions of all the Lenders at such time;

         Total Liabilities means all indebtedness of the Obligors to the Finance Parties which arises under any of the Finance Documents;

         Treaty means the Treaty establishing the European Economic Community being the Treaty of Rome of 25 March 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on 7 February 1992 and came into force on 1 November 1993), as amended, varied or supplemented from time to time;

         Treaty Lender means a person which is resident (as such term is defined in the appropriate double taxation treaty) in a country with which the United Kingdom has a double taxation treaty giving the Borrower complete exemption from the imposition of any withholding or deduction for or on account of taxes on interest (and which does not carry on business in that jurisdiction through a permanent establishment with which the Facility in respect of which the interest is paid is effectively connected);

         TXU Corp means TXU Corp, whose principal place of business is at 1601 Bryan Street, Dallas, Texas. 75201, USA;

         U.K. Lender

         means a Lender which is:

         (a) within the charge to U.K. corporation tax in respect of a payment of interest under this Agreement in respect of an amount advanced by a person that was a bank for the purposes of Section 349 of the Income and Corporation Taxes Act 1988 (as currently defined in Section 840A of the Income and Corporation Taxes Act 1988) at the time that amount was advanced; or

         (b)      a U.K. Non-Bank Lender.

         U.K. Non-Bank Lender means a Lender which is:

         (a)      a company which is resident in the UK for tax purposes;

         (b)      a partnership each of whose members is a company so resident;
                  or

         (c) a company which is not resident in the UK for tax purposes, but which carries on a trade in the UK through a branch or agency and is subject to corporation tax on interest paid to it under this Facility under section 11(2) of ICTA;

         Utilisation means the making of an Advance or the Issue of a Letter of Credit;

         Utilisation Date means each date on which the Facility is to be utilised;

         Utilisation Notice means a notice given by an Obligor to the Facility Agent substantially in the form of Part A of schedule 6 (in the case of an Advance) or Part B of schedule 6 (in the case of a Letter of Credit);

         Utilities Act means the Utilities Act 2000 and, unless the context otherwise requires, all subordinate legislation made pursuant to that Act and all other laws, regulations or requirements of any relevant authority (in so far as such regulations have the force of law) relating, inter alia, to the transmission, distribution or supply of electricity in force in the United Kingdom; and

         West Burton Disposal means the disposal of the West Burton power station on arm's length terms for fair market value.

1.2      Headings

         Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement.

1.3      Construction of certain terms

         In this Agreement, unless the context otherwise requires:

         1.3.1 references to clauses, Parts and schedules are to be construed as references to the clauses and Parts of, and schedules to, this Agreement and references to this Agreement include its schedules;

         1.3.2 references to (or to any specified provision of) this Agreement or any other document shall be construed as references to this Agreement, that provision or that document as in force for the time being and as from time to time amended in accordance with its terms, or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this Agreement or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of the Facility Agent;

         1.3.3 references to a "regulation" include any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any Government Entity;

         1.3.4 references to an "authorisation" include any consent, authorisation, licence, approval and permit, each as amended from time to time;

         1.3.5 words importing the plural shall include the singular and vice versa;

         1.3.6    references to a time of day are to London time;

         1.3.7 references to a "person" shall be construed as including references to an individual, firm, company, corporation, unincorporated body of persons or any State or any of its agencies, and references to any person include references to its successors in title;

         1.3.8 references to "assets" include all or part of any business, undertaking, real property, personal property, uncalled capital and any rights (whether actual or contingent, present or future) to receive, or require delivery of, any of the foregoing;

         1.3.9 references to a "guarantee" include references to an indemnity, standby letter of credit or other assurance against financial loss including, without limitation, third party charges or any obligation to purchase assets or services as a consequence of a default by any other person to pay any indebtedness and "guaranteed" shall be construed accordingly;

         1.3.10 references to the "equivalent" of an amount specified in a particular currency (the "specified currency amount") shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11 a.m. on the day on which the calculation falls to be made for spot delivery, as determined by the Facility Agent (with the relevant exchange rate of any such purchase being the "spot rate");

         1.3.11 references to any statute or other enactment shall be deemed to include references to such statute or other enactment as re-enacted, amended or extended;

         1.3.12 references to "31 December" or "30 June" in relation to a financial year or to a fixed date intended to mean the end of a financial period shall be construed, unless the context otherwise requires, as references to the accounting reference date in respect of that financial year falling on or about that date in the relevant year or, as the case may be, to the accounting reference date in respect of that financial period falling on or about that fixed date;

         1.3.13 references to each of "Borrower", "Obligor", "Guarantor", "Facility Agent", "LC Issuing Bank", "Original Lender" and "Substitute" shall be construed so as to include its and any subsequent successors and permitted assigns in accordance with their respective interests and any persons or agents acting for them or on their behalf;

         1.3.14 a "holding company" of a company or corporation shall be construed as a reference to any company or corporation of which the first-mentioned company or corporation is a Subsidiary;

         1.3.15 "VAT" shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time;

         1.3.16 unless the contrary intention appears, a reference to a "month" or "months" is a reference to a period beginning in one calendar month and ending in the relevant later calendar month on the day numerically corresponding to the day of the calendar month in which it started, provided that (i) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such later calendar month and
                  (ii) subject to paragraph (i) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in such later calendar month but if there is no such Banking Day it shall end on the preceding Banking Day;

         1.3.17 references to an Event of Default or Potential Event of Default being "outstanding" mean that the relevant event has not been remedied or waived; and

         1.3.18 the calculation of any sum arising from the application of the Financial Definitions shall be made with reference to:

                  (a) the latest compliance certificate delivered pursuant to clause 9.1.4; or

                  (b) the then latest financial statements delivered pursuant to clause 9.1.2,

                  whichever is the most recent.

1.4      Barclays Capital is the investment banking division of Barclays Bank
         PLC.

                             PART 2 - THE CONDITIONS

2.       THE CONDITIONS

2.1      Documents and evidence

         The obligation of any Finance Party to participate in any Utilisation shall be subject to the condition that the Facility Agent, or its duly authorised representative, shall have received, and confirmed its satisfaction with, the documents and evidence specified in schedule 4 not later than the time of the making of the first Credit, in each case in form and substance satisfactory to the Facility Agent.

2.2      General conditions precedent

         The obligation of each Finance Party to participate in any Utilisation is subject to the further conditions that on the date of the relevant Utilisation Notice and on the relevant Utilisation Date:

         2.2.1 the representations and warranties deemed to be repeated on that date in accordance with clause 8.3 are true and correct on and as of each such date as if each were made with respect to the facts and circumstances existing at such date; and

         2.2.2 neither an Event of Default nor, except in the case of a Rollover Credit, a Potential Event of Default shall have occurred and be continuing or would result from the making of the Credit.

2.3      Waiver of conditions precedent

         The conditions specified in this clause 2 are inserted solely for the benefit of the Lenders and may be waived on their behalf in whole or in part, and with or without conditions, by the Facility Agent, acting on the instructions of the Majority Lenders.

                     PART 3 - THE FACILITY AND THE GUARANTEE

3.       THE FACILITY AND THE GUARANTEE

3.1      Availability and purpose

         Subject to the terms of this Agreement, the Lenders agree to make available to the Obligors a (pound)900,000,000 5 year multi-currency revolving credit facility available by way of cash advances, letters of credit and bank guarantees to be used for the general corporate purposes of the Group.

3.2      The Guarantee

         The Guarantor gives a guarantee to the Finance Parties in the terms of schedule 5.

4.       DRAWING UNDER THE FACILITY

4.1      The Facility

4.1.1    Drawdown of Advances

         Subject to the terms and conditions of this Agreement, Advances shall be made to the relevant Borrower following receipt by the Facility Agent from such Borrower of an appropriately completed Utilisation Notice in the form set out in part A of schedule 6 not later than 11 a.m. one Banking Day, in the case of an Advance denominated in Sterling and three Banking Days otherwise, before the proposed Utilisation Date.

4.1.2    Amount

         Each Utilisation Notice delivered to the Facility Agent pursuant to clause 4.1.1 shall be irrevocable and shall specify:

         (i) the proposed Utilisation Date, which shall be a Banking Day falling within the Commitment Period;

         (ii) the currency of denomination of the Advance (being Sterling or an Optional Currency);

         (iii) subject to paragraph (b) below, the amount of the Advance which shall be in a minimum amount of (pound)10,000,000 (or the equivalent in an Optional Currency) or, if less, the Available Facility Amount on the relevant Utilisation Date;

         (iv)     the Term of the Advance;

         (v) the account to which the proceeds of the proposed Advance are to be paid; and

         (vi) the Maturity Date (which shall be a date falling on or before the Final Repayment Date).

4.1.3    Number of Advances

         There shall be no more than 15 Advances outstanding at any time, and not more than five Advances may be made in any period of 5 consecutive Banking Days;

4.1.4    Unavailability of Optional Currency

(a) If an Obligor requests that an Advance be denominated in an Optional Currency during its Term; and

         (i) no later than 10.00 a.m. on the Quotation Date for such Advance, any Lender(s) (an "Affected Bank") notifies the Facility Agent:

                  (A) that the relevant Optional Currency is not readily available to it in the relevant interbank market in the amount and for the period required; or

                  (B) participating in the Advance in the proposed Optional Currency might reasonably be expected to contravene any law or regulation applicable to it; or

         (ii) no later than 11.00 a.m. on the Quotation Date for such Advance, the Facility Agent notifies the Borrower and the Lenders that by reason of circumstances affecting the London Interbank Market generally it is not feasible for such Advance to be made in such Optional Currency or, as the case may be, denominated in such Optional Currency for the relevant Term;

         then:

         (A) if the circumstances in paragraph (i) above only apply, the relevant Borrower and the Facility Agent shall agree to adjust the amount of such Advance to exclude the participation therein of the Affected Bank or Banks and the Affected Bank or Banks shall make a separate Advance in Sterling in the amount of their scheduled participation in such Advance provided always that the Term thereof ends on the same day as the Term of such Advance; and/or

         (B) if the circumstances described in sub-paragraph (ii) above apply, such Advance shall not be made unless the relevant Borrower and the Lenders otherwise agree, or the relevant Borrower specifies in the Utilisation Notice in respect of such Advance that such Advance should be denominated in Sterling in such circumstances in which case such Advance shall be made in Sterling in the Sterling Amount relating to such Advance.

(b) An Advance will still be treated as a Rollover Credit if it is not denominated in the same currency as the maturing Rollover Credit by reason only of the operation of this clause 4.1.4.

(c)      Any part of an Advance treated as a separate Advance under this clause
         4.1.4 will not be taken into account for the purposes of any limit on the number of Advances or currencies outstanding at any one time.

4.2      Advances generally

4.2.1 A Utilisation Notice (or notice purporting to be such) shall only be effective if it complies with this Agreement and only upon actual receipt by the Facility Agent and, once given, shall be irrevocable.

4.2.2 As soon as practicable after receipt of each Utilisation Notice for an Advance the Facility Agent shall notify each Lender of such receipt and of the date on which the proposed Advance is to be made and of the relevant Term and subject to the terms of this Agreement each Lender shall on such Utilisation Date participate in such Advance by making available to the Facility Agent its Pro Rata Share of such Advance in accordance with clause 12.3.

4.2.3    No Lender is obliged to participate in an Advance to the extent that:

         (a) the aggregate Sterling Amount of the Credits would exceed the Total Commitments; or

         (b) its Pro Rata Share of the aggregate Sterling Amount of the Credits would exceed its Commitments,

         as a result.

4.3      Application of proceeds

         None of the Finance Parties shall have any responsibility for the application of the proceeds of any Utilisation.

4.4      Currencies

4.4.1 The relevant Borrower shall select the currency of a Credit in the relevant Utilisation Notice.

4.4.2    The currency of each Credit must be Sterling or an Optional Currency.

4.4.3 The relevant Borrower may not choose a currency if, as a result, the aggregate of all Advances outstanding would be denominated at any one time in more than four Optional Currencies (for this purpose, "Optional Currencies" excludes euros, US Dollars and Australian Dollars).

4.4.4 The Facility Agent shall notify each Lender of the currency and the Sterling Amount of each Credit and the Spot Rate promptly after they are ascertained.

4.5      Letters of Credit

4.5.1 A Borrower may request a Letter of Credit to be issued by giving to the Facility Agent a duly completed Utilisation Notice.

         (a) Unless the LC Issuing Bank otherwise agrees (acting reasonably), the latest time for receipt by the Facility Agent of a duly completed Utilisation Notice is 11.00 a.m. three Banking Days before the proposed Utilisation Date.

         (b)      Each Utilisation Notice is irrevocable.

4.5.2 A Utilisation Notice for a Letter of Credit will not be regarded as being duly completed unless:

         (a)      it identifies the Borrower;

         (b)      it specifies that it is for a Letter of Credit;

         (c) the Utilisation Date is a Banking Day falling within the Commitment Period;

         (d)      the amount of the Letter of Credit requested is:

                  (i)      a minimum Sterling Amount of(pound)250,000; or

                  (ii) the maximum undrawn amount available under the Facility on the proposed Utilisation Date; or

                  (iii) such other amount as the Facility Agent and LC Issuing Bank may agree,

                  and does not cause the aggregate outstanding Sterling Amount of all Letters of Credit on the proposed Utilisation Date to exceed(pound)100,000,000;

         (e) if not incorporated in the United Kingdom, the European Union, or a State of the United States of America, the proposed beneficiary has been previously approved by all the Lenders provided that no Lender may withhold its approval for a beneficiary unless required to do so by any applicable law or regulation;

         (f) it specifies the member of the Group on whose behalf the Letter of Credit is to be issued;

         (g) the form of Letter of Credit is attached and the LC Issuing Bank and, if different, the Facility Agent (both acting reasonably) have agreed its terms;

         (h) it specifies an expiry date for the Letter of Credit which falls on or before the earlier of 12 months after the applicable Utilisation Date and the applicable final Maturity Date;

         (i) the delivery instructions for the Letter of Credit are specified;

         (j) no order, judgment or decree of any Government Entity or arbitrator shall be outstanding which by its terms purports to enjoin or restrain the LC Issuing Bank from Issuing such Letter of Credit, nor shall any requirement of law applicable to the LC Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Entity with jurisdiction over the LC Issuing Bank prohibit, or request that the LC Issuing Bank refrain from, the Issuance of Letters of Credit generally or such Letter of Credit in particular or shall impose upon the LC Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the LC Issuing Bank is not otherwise compensated hereunder and which is not in effect on the date of this Agreement), or shall impose upon the LC Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the date of this Agreement and which the LC Issuing Bank in good faith deems material to it; and

         (k) the currency in which the relevant Letter of Credit is to be denominated is, in the reasonable opinion of the LC Issuing Bank, not likely to be subject to excessive fluctuation against Sterling and is likely to be freely convertible and available in sufficient amounts to enable the LC Issuing Bank to discharge obligations as they fall due.

         Only one Letter of Credit may be requested in any Utilisation Notice.

4.6      Issue of Letter of Credit

(a)      The Facility Agent must:

         (i) promptly notify the LC Issuing Bank and each Lender of the details of the requested Letter of Credit and the amount of its respective share of that Letter of Credit; and

         (ii) confirm to the LC Issuing Bank that the Utilisation Notice appears on its face to be in order.

(b) The amount of each Lender's share in a Letter of Credit will be its Pro Rata Share on the proposed Utilisation Date.

(c) The LC Issuing Bank is not obliged to issue any Letter of Credit to the extent that:

         (i) the aggregate Sterling Amount of the Credits would exceed the Total Commitments; or

         (ii) its Pro Rata Share of the aggregate Sterling Amount of the Credits would exceed the aggregate of its Commitments,

         as a result.

(d) If the applicable conditions set out in this Agreement have been met, the Issuing Bank must issue the Letter of Credit on the Utilisation Date.

4.7      Letters of Credit

4.7.1    General

(a) A Letter of Credit is "repaid" or "prepaid" in whole or in part (as applicable) if:

         (i)      a Borrower provides cash cover for that Letter of Credit;

         (ii) the maximum amount payable under the Letter of Credit is reduced in accordance with its terms; or

         (iii) the LC Issuing Bank is satisfied that it has no further liability under that Letter of Credit.

         The amount by which a Letter of Credit is repaid or prepaid under sub-paragraphs (i) and (ii) above is the amount of the relevant cash cover or reduction.

(b) If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, that Letter of Credit must be repaid or prepaid immediately.

(c) "Cash cover" is provided for a Letter of Credit if a Borrower pays an amount in the currency of the Letter of Credit to an interest-bearing account with a Finance Party in London in the name of the Borrower and the following conditions are met:

         (i) the account is with the LC Issuing Bank (if the cash cover is to be provided for all the Lenders) or with a Lender (if the cash cover is to be provided for that Lender);

         (ii) until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under that Letter of Credit or this clause; and

         (iii) the Borrower has executed a security document over that account, in form and substance satisfactory to the LC Issuing Bank or the relevant Lender, creating a first ranking security interest over that account.

(d) The "outstanding" or "principal" amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Borrower under or in respect of that Letter of Credit at that time.

4.7.2    Letter of Credit fee

(a) Each Borrower must pay to the Facility Agent for each Lender a letter of credit fee computed at a rate from time to time equal to the Applicable Margin at that time, on the outstanding amount of each Letter of Credit requested by it for the period from the issue of that Letter of Credit until its Maturity Date. This fee will be distributed according to each Lender's Pro Rata Share under the Facility, adjusted to reflect any assignment or transfer to or by that Lender.

(b) Accrued letter of credit fee is payable quarterly in arrear (or any shorter period that ends on the Maturity Date for that Letter of Credit). Accrued letter of credit fee is also payable to the Facility Agent on the cancelled amount of any Lender's Commitment at the time the cancellation is effective if that Commitment is cancelled in full and the Letter of Credit prepaid or repaid in full.

4.7.3    Claims under a Letter of Credit

(a) Each Borrower irrevocably and unconditionally authorises the LC Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it and which appears on its face to be in order (a "claim").

(b) The relevant Borrower must immediately on demand pay to the Facility Agent for the LC Issuing Bank an amount equal to the amount of any claim.

(c)      Each Borrower acknowledges that the LC Issuing Bank:

         (i) is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

         (ii) deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)      The obligations of a Borrower under this clause will not be affected by:

         (i) the sufficiency, accuracy or genuiness of any claim or any other document; or

         (ii) any incapacity of, or limitation on the powers of, any person signing a claim or other document.

4.7.4    Indemnities

(a) A Borrower must immediately on demand indemnify the LC Issuing Bank against any loss or liability which the LC Issuing Bank incurs under or in connection with any Letter of Credit requested by it, except to the extent that the loss or liability is directly caused by the gross negligence or wilful misconduct of the LC Issuing Bank.

(b) Each Lender must immediately on demand indemnify the LC Issuing Bank against its share of any loss or liability which the LC Issuing Bank incurs under or in connection with any Letter of Credit and which has not been paid for by an Obligor, except to the extent that the loss or liability is directly caused by the gross negligence or wilful misconduct of the LC Issuing Bank.

(c)      A Lender's share of the liability or loss referred to in sub-paragraph
         (b) above will be its Pro Rata Share under the Facility on the Utilisation Date, adjusted to reflect any subsequent assignment or transfer under this Agreement.

(d) The relevant Borrower must immediately on demand reimburse any Lender for any payment it makes to the LC Issuing Bank under this clause except to the extent that the relevant Borrower has already paid a corresponding amount in respect of the same claim to the Facility Agent pursuant to clause 4.7.4(b).

(e) The obligations of each Lender under this clause are continuing obligations and will extend to the ultimate balance of all sums payable by that Lender under or in connection with any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f) The obligations of any Lender under this clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this clause (whether or not known to it or any other person). This includes:

         (i) any time or waiver granted to, or composition with, any person;

         (ii) any release of any person under the terms of any composition or arrangement;

         (iii) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

         (iv) any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

         (v) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

         (vi) any amendment (however fundamental) of a Finance Document, any Letter of Credit or any other document or security; or

         (vii) any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security.

4.7.5    Rights of contribution

         No Borrower will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this clause. 4.8 Currency fluctuations

         In addition and without prejudice to the Lenders' other rights hereunder, the Facility Agent shall on every FCTD (and at any other time at which it is requested to do so by the Majority Lenders) calculate the aggregate of the Sterling Amounts of all Letters of Credit and Advances then outstanding.

4.9      Clawback

4.9.1 If the Facility Agent at any time issues a certificate addressed to the Original Borrower that in its opinion the aggregate of the Sterling Amount of Letters of Credit and Advances then outstanding is equal to or exceeds 105% of the aggregate amount of the Total Commitments the Facility Agent may give notice to the Original Borrower requiring it within five Banking Days either to:

         (a) make arrangements to repay Advances and/or reduce the amount of the Letters of Credit outstanding so as to bring the Sterling Amount of all such Letters of Credit and Advances to an amount equal to or below 100% of the Total Commitments; or

         (b) provide the LC Issuing Bank with cash cover in the currency in which any Letter of Credit is denominated of such amount as would cause the requirements of this clause 4.9.1 to be satisfied.

4.9.2 If the Facility Agent at any time issues a certificate addressed to the Original Borrower that in its opinion the aggregate of the Sterling Amount of Letters of Credit then outstanding is equal to or exceeds (pound)105,000,000, the Facility Agent may give notice to the Original Borrower requiring it within five Banking Days to provide the LC Issuing Bank with cash cover in the currency in which any Letter of Credit is denominated of such amount as will bring the aggregate Sterling Amount of all Letters of Credit equal to or below (pound)100,000,000.

4.10     Advance to fund Letter of Credit claims

4.10.1 Subject to the terms of this Agreement, forthwith on a beneficiary making a claim under a Letter of Credit, unless otherwise agreed between the Lenders and the relevant Borrower, the liability of that Borrower to indemnify the LC Issuing Bank or the Lenders in respect of such claim shall be deemed to have been fulfilled on the date of satisfaction of such claim and that

         Borrower shall be deemed to have drawn an Advance in the amount of the claim, the proceeds of which shall be deemed to have been applied in discharge of that liability.

4.10.2 The Term relating to any Advance deemed made under clause 4.10.1 shall begin on (and the Utilisation Date for that Advance for the purpose of determining the applicable LIBOR or EURIBOR shall be) the date on which the LC Issuing Bank makes payment under the relevant Letter of Credit, and that Term shall be one month (or such other period as the relevant Borrower and the Facility Agent may agree).

4.10.3 This clause will not apply if a claim is made after the relevant final Maturity Date.

5.       INTEREST AND TERMS

5.1      Interest on Advances

         Each Borrower shall pay interest on each Advance made to it for each Term on the relevant Interest Payment Date at the rate per annum determined by the Facility Agent to be the aggregate of:

         5.1.1    in respect of any Advance denominated in euros:

                  (a)      the Applicable Margin;

                  (b)      EURIBOR; and

                  (c)      the Additional Cost; and

         5.1.2    in respect of an Advance denominated in any other currency:

                  (a)      the Applicable Margin;

                           (b)      LIBOR; and

                           (c)      the Additional Cost.

5.2      Terms for Advances

5.2.1 A Borrower must select the Term for an Advance in the relevant Utilisation Notice. The Term for an Advance shall have a duration of 1, 2, 3 or 6 months (or such other period as the Lenders may agree) provided that, if the relevant Borrower does not so select the Term, that Advance shall have a Term of 3 months.

5.2.2 Every Term for an Advance shall be of the duration specified pursuant to clause 5.2.1 but so that:

         (a)      each Advance shall have one Term only; and

         (b) each Term for an Advance shall commence on such Advance's Utilisation Date.

5.2.3 If a Term for an Advance would otherwise overrun the Final Repayment Date, it shall be shortened so that it ends on the Final Repayment Date.

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

5.3      Interest on overdue amounts

5.3.1 If an Obligor fails to pay any sum (including, without limitation, any sum payable pursuant to this clause 5.3) on its due date for payment under this Agreement the relevant Obligor shall pay interest on such sum from the due date up to the date of actual payment (as well after as before judgment) at a rate determined by the Facility Agent to be the aggregate (as determined by the Facility Agent) of (i) 1 per cent.,
         (ii) the Applicable Margin, (iii) LIBOR (or, if relevant, EURIBOR) and
         (iv) the Additional Cost.

5.3.2 The period beginning on the due date for payment and ending on the date of actual payment shall be divided into successive periods of not more than 3 months as selected by the Facility Agent (acting reasonably) each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period but so that if the unpaid sum is an amount of principal which shall have become due and payable prior to the next succeeding Interest Payment Date relating thereto then the first such period selected by the Facility Agent shall end on such Interest Payment Date.

5.3.3 Interest under this clause 5.3 shall be due and payable on the last day of each period determined by the Facility Agent pursuant to this clause
         5.3 or, if earlier, on the date on which the sum in respect of which such interest is accruing shall actually be paid.

5.4      Notification of Terms and interest rate

         The Facility Agent shall notify the relevant Borrower and the Lenders promptly of the duration of each Term or other period for the calculation of interest (or, as the case may be, default interest) and of each rate of interest determined by it under this clause 5.4.

5.5      Market Disruption

5.5.1 If LIBOR or EURIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon (local time) on a Quotation Date, the applicable LIBOR or EURIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

5.5.2 In this clause, each of the following events is a "market disruption event":

         (a) LIBOR or EURIBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12.00 noon (local time) on the Quotation Date; or

         (b) the Facility Agent receives by close of business on the Quotation Date notification from Lenders whose shares in the relevant Advance exceed 30 per cent. of that Advance that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of LIBOR or EURIBOR for the relevant Term.

5.5.3 The Facility Agent must promptly notify the Original Borrower and the Lenders of a market disruption event.

5.5.4 After notification under paragraph (b) above, the rate of interest on each Lender's share in the affected Advance for the relevant Term will be the aggregate of the:

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         (a)      Applicable Margin;

         (b) rate notified to the Facility Agent by that Lender as soon as practicable to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Advance from whatever source it may reasonably select; and

         (c)      Additional Cost.

5.5.5 If a market disruption event occurs and the Facility Agent or the Original Borrower so requires, the Original Borrower and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Advance and any future Advance.

5.5.6 Any alternative basis agreed under clause 5.5.5 will be, with the prior consent of all the Lenders, binding on all the Parties.

6.       REPAYMENT, PREPAYMENT AND CANCELLATION

6.1      Repayment of the Facility

6.1.1    The relevant Borrower shall repay each Credit in full on its Maturity
         Date.

6.1.2    No Credit may be outstanding after the Final Repayment Date.

6.1.3 Subject to the terms of this Agreement, amounts repaid in respect of Advances or Letters of Credit under clause 6.1.1 may be reborrowed.

6.2      Optional prepayment of all the Lenders

6.2.1 A Borrower may (without premium or penalty), prepay a Credit in whole or part on the next succeeding Interest Payment Date or, together with any relevant amounts payable pursuant to clause 13.1, any other date.

6.2.2    Subject to the terms of this Agreement, amounts prepaid under clause
         6.2.1 in respect of Advances or Letters of Credit may be reborrowed.

6.3      Optional prepayment of a Lender

6.3.1 A Borrower may also prepay (in whole but not in part only), without premium or penalty, the whole of the Contributions of any Lender to which that Borrower shall have become obliged to pay additional amounts under clauses 14.2 or 15.1.

6.3.2 Upon any notice of prepayment under clause 6.3.1 being given, the Commitment of the relevant Lender shall be reduced to zero and the Total Commitments shall be reduced accordingly.

6.4      Mandatory prepayment following a change of Control

6.4.1 Upon a Change of Control of TXU Corp, each Lender may require the Borrowers to prepay all amounts outstanding to that Lender under the Facility on a date no earlier than that falling

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

         30 days following receipt by the Facility Agent of notice of such Change of Control (such notice to be sent to the Facility Agent within 5 days of any Change of Control in any event).

6.4.2    a "Change of Control" occurs if:

         (a) any person or group of related persons (other than TXU Corp, any Subsidiary of TXU Corp or any pension, savings or other employee benefit plan for the benefit of employees of TXU Corp and/or any Subsidiary of TXU Corp) shall have acquired beneficial ownership of more than 30% of the outstanding Voting Shares (within the meaning of section 13(d) of the Securities Exchange Act 1934 of the United States of America, as amended, and the applicable rules and regulations thereunder) of TXU Corp; or

         (b) other than as an immediate consequence of the retirement of the President of TXU Corp as at the date of this Agreement, during any period of 12 consecutive months, commencing on or after the date of this Agreement, individuals who on the first day of such period were directors of TXU Corp (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office) cease to constitute a majority of the board of directors of TXU Corp.

6.5      Voluntary cancellation

(a) The Original Borrower may cancel without penalty the unutilised amount of the Total Commitments in whole or in part.

(b) Partial cancellation of the Total Commitments must be in a minimum amount of(pound)10,000,000 and an integral multiple of(pound)1,000,000.

(c) Any cancellation in part will be applied against the Commitment of each Lender pro rata.

6.6      Automatic cancellation

         The unutilised Commitment of each Lender will be automatically cancelled at the end of the Commitment Period.

6.7      Prepayments generally

6.8.1 No prepayment may be made pursuant to clauses 6.2 or 6.3 and no cancellation may be made under clause 6.6 unless the relevant Borrower shall have given the Facility Agent at least 5 Banking Days' prior notice (or such shorter period as the Facility Agent may agree) specifying the proposed date of the prepayment and the amount to be prepaid. Every such notice shall be effective only on actual receipt by the Facility Agent, shall be irrevocable and shall oblige the relevant Borrower to make the relevant prepayment on the date specified.

6.8.2    No amount prepaid under clause 6.4 may be reborrowed.

6.8.3 All prepayments shall be made together with (to the extent these relate to the amounts prepaid) (a) accrued interest to the date of prepayment;
         (b) any additional amounts payable under clauses 14.2 and 15.1; and (c) all other sums payable by the Borrowers to the Lenders under this Agreement or the Finance Documents including, without limitation, any accrued

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

         commitment commission payable under clause 7.3 and any amounts payable under clause 13.1.

6.8.4 No amount of the Total Commitments cancelled under this clause 6 may be reinstated.

6.8.5 The Borrowers may not make any prepayments in respect of the Facility save as expressly provided in this Agreement.

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

                           PART 4 - FEES AND EXPENSES

7.       FEES AND EXPENSES

7.1      Arrangement and other fees

         The Original Borrower shall pay to the Facility Agent or shall procure that there is paid:

         7.1.1 for the account of the Arrangers, underwriting fees in the amounts, and on the dates, stated in the relevant Fee Letter;

         7.1.2 for the account of the Facility Agent, agency fees of an amount, and on the dates, stated in the relevant Fee Letter;

         7.1.3 for the account of the Arrangers, a participation fee of an amount, and on the dates, stated in the relevant Fee Letter; and

         7.1.4 for the account of the LC Issuing Bank, LC Issuing Bank fees of an amount, and on the dates, stated in the relevant Fee Letter.

7.2      Commitment fees

         The Original Borrower shall pay (quarterly in arrear) to the Facility Agent for the account of each Lender a commitment fee on the daily amount of the undrawn uncancelled Commitments computed at a rate equal to 45 per cent. of the Applicable Margin from time to time.

         For this purpose, Credits are taken at their Sterling Amount.

         Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Commitment under the Facility is cancelled in full.

7.3      Expenses

         The Original Borrower shall reimburse the Finance Parties from time to time, within three Banking Days of receipt of demand for:

         7.4.1 all reasonable costs and expenses (including without limitation legal, printing and out-of-pocket expenses) incurred by the Finance Parties in connection with the negotiation, preparation or execution of, and the completion of the transactions contemplated in, the Finance Documents, and the negotiation, preparation and execution of any amendment or extension of, or the granting of any waiver or consent under, any of the Finance Documents; and

         7.4.2 without prejudice to the generality of clause 7.4.3, all reasonable expenses and costs (including without limitation the fees and expenses of lawyers, accountants, surveyors, valuers, environmental consultants and other professional advisers and out-of-pocket expenses) incurred by the Facility Agent in connection with the obtaining of reports and/or advice and/or the undertaking of investigations by or on behalf of the Facility Agent into or concerning the Group following the occurrence of an Event of Default whilst it is continuing and the Original Borrower undertakes to give, and to procure that its Subsidiaries give, all such reasonable assistance (including, without limitation, access to its and/or their properties and financial and other records) at all times as the Facility Agent shall reasonably require for the purpose of enabling such reports or advice to be prepared or such investigations to be undertaken; and

         7.4.3 after an Event of Default has occurred, all costs and expenses (including without limitation legal and out-of-pocket expenses) incurred by any of the Finance Parties in contemplation of, or otherwise in connection with, the enforcement or attempted enforcement of, or preservation or attempted preservation of any rights under, any of the Finance Documents.

7.4      Value Added Tax

7.5.1 Any amount (including costs and expenses) payable under a Finance Document by an Obligor is exclusive of any Tax (including value added tax) which might be chargeable in connection with that amount. If any such Tax is chargeable, the Obligor must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

7.5.2 The obligation of any Obligor under clause 7.5.1 above will be reduced to the extent that the Finance Party is entitled to repayment or a credit in respect of the relevant Tax.

7.5      Stamp and other duties

         The Original Borrower shall pay all proper stamp, documentary, registration, notarisation or other duties or Taxes (including any duties or Taxes payable by, or assessed on, the Finance Parties) imposed on or in connection with the negotiation, preparation, implementation, execution or enforcement of any of the Finance Documents and shall indemnify the Finance Parties against any liability arising by reason of any delay or omission by the Original Borrower to pay such duties or Taxes.

                   PART 5 - WARRANTIES, COVENANTS AND DEFAULTS

8.       REPRESENTATIONS AND WARRANTIES

         Each Obligor represents and warrants to the Finance Parties that:

8.1      Repeated representations and warranties

8.1.1 Due incorporation: it is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation, and has power to carry on its business as it is now being conducted and to own all of its property and other assets;

8.1.2 Corporate power: it has or, prior to the execution, delivery and performance of the same, will have, power to execute, deliver and perform its obligations under each of the Finance Documents to which it is party and to borrow the relevant Commitments, all necessary corporate, shareholder and other action has been or, prior to the execution, delivery and performance of the same, will have been taken to authorise the execution, delivery and performance of the same and no limitation on its powers to borrow will be exceeded as a result of any transaction under any of the Finance Documents;

8.1.3    Binding obligations:

         (a) this Agreement and each of the other Finance Documents when executed and delivered by it will (subject to the Reservations) constitute valid, legally binding and enforceable obligations of it in accordance with their respective terms; and

         (b) it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any other Finance Document that it or they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in the jurisdiction of incorporation of any Obligor or that any stamp, registration or similar tax or charge be paid in the jurisdiction of incorporation of any Obligor on or in relation to this Agreement or any other Finance Document (save for stamp, registration and other similar taxes or charges that have been or will be paid within the requisite statutory period for payment of the same), and this Agreement and the other Finance Documents are in proper form for their enforcement in the courts of such jurisdictions;

8.1.4 No conflict with other obligations: the execution and delivery of, the performance of its obligations under, and compliance with the provisions of each Finance Document by it will not:

         (a) contravene any existing applicable law, statute or regulation having the force of law or any judgment, decree or permit of a court of law or Government Entity to which it is subject;

         (b) conflict with, or result in any breach of any of the terms of, or constitute a default under, any material agreement or other instrument of material value to the Group to which it is a party or is subject or by which its property is bound;

         (c) contravene or conflict with any provision of its Memorandum or Articles of Association or, as the case may be, other relevant incorporation documents or by-laws; or

         (d) result, other than pursuant to the provisions of any of the Finance Documents, in the creation or imposition of, or oblige any member of the Group to create, any Security Interest (save for a Permitted Security Interest) on any member of the Group's assets, rights or revenues, where (in the case of any occasion, other than on the date of this Agreement and the first Utilisation Date, on which this representation is made or is deemed to be repeated) any such contravention, conflict or Security Interest would result in a Material Adverse Effect; and

8.1.5 Financial statements: the then latest audited financial statements delivered to the Facility Agent under clause 9.1.1 have been prepared in accordance with the Required Accounting Principles and present a true and fair view of the financial position of the Group as at the date to which such financial statements were made up;

8.1.6 Material Licences: it is not in contravention of any Material Licence, or any requirement of any related legislation, and no notice has been given to revoke, modify or amend any such Material Licence, where such contravention, revocation, modification or amendment would result in a Material Adverse Effect; and

8.1.7 Environmental matters: it is not aware of any breach of any Environmental Law or Environmental Licence, where such breach would reasonably be expected to have a Material Adverse Effect.

8.2      Non-repeating representations and warranties

8.2.1 Copies of documents to be true and accurate: the copies of the Finance Documents and the other relevant incorporation and constitutional documents delivered to the Facility Agent in accordance with schedule 4 are true, complete and accurate in all material respects and have not been amended, varied or supplemented in any material way save where a copy of such amendment, variation or supplement has been provided to the Facility Agent on or before its execution of this Agreement;

8.2.2    Insolvency proceedings: none of the circumstances set out in clauses
         11.1.7 to 11.1.12 (inclusive) is continuing in respect of any member of the Group;

8.2.3 Litigation/labour disputes: to the best of its knowledge and belief, no material litigation, alternative dispute resolution, arbitration, administration proceeding or material labour dispute is taking place, pending or threatened in writing against it or any other member of the Group which if adversely determined would reasonably be expected to have a Material Adverse Effect;

8.2.4 No Default: no Event of Default or Potential Event of Default has occurred and is continuing;

8.2.5 Security Interests: no Security Interest exists over all or any of the present or future revenues or assets of any member of the Group, save for Permitted Security Interests.

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

8.2.6 Material adverse change: there has been no material adverse change in the financial condition of the Original Borrower or the Group taken as a whole since the date to which the Original Financial Statements were made up.

8.3      Repetition

         The representations and warranties in clause 8.1 and 8.2 shall be deemed to be made or repeated (as appropriate):

         8.3.1 on and as of the date of this Agreement and the first Utilisation Date; and

         8.3.2    in the case of clause 8.1 (only), on:

                  (a)      each Utilisation Date and Interest Payment Date; and

                  (b) on the date on which an Additional Borrower becomes a Party,

                  (in each case) as if made with reference to the facts and circumstances existing on each such date.

8.4      Further representations and warranties

         On and as of the date of this Agreement, and on each Utilisation Date and Interest Payment Date falling prior to the Project Wings Completion Date, the Original Borrower represents and warrants to the Finance Parties in the terms of paragraph 1 of schedule 9.

9.       UNDERTAKINGS

9.1      Financial Information

         The Original Borrower shall:

         9.1.1 as soon as the same become available, but in any event within 90 days of the end of each financial year, deliver to the Facility Agent its annual audited consolidated "10K" financial statements relating to such period prepared in accordance with RAP;

         9.1.2 as soon as the same become available, but in any event within 60 days of the end of each quarter (other than the fourth quarter in any financial year), deliver to the Facility Agent its unaudited consolidated "10Q" financial statements relating to such period;

         9.1.3 if required to be prepared under the laws of the jurisdiction of incorporation of the relevant Obligor, as soon as the same become available, but in any event within the period allowed for production of such financial statements by relevant law, the unconsolidated (audited if audited financial statements are prepared) annual financial statements of each Obligor other than the Original Borrower;

         9.1.4 at the time of the delivery of the financial statements relating to the second and fourth quarters of each financial year delivered in accordance with clause 9.1.1 and/or 9.1.2, as the case may be, provide a certificate signed by a director of the Original Borrower (without personal liability) stating:

                  (a) the respective amounts (and showing the underlying calculations) of Adjusted Share Capital and Reserves, Capitalisation, Consolidated Net Borrowings, Liquid Assets, Net Reserves and Net Interest in respect of or, as the case may be, as at the end of the relevant period specified in the Financial Covenants; and

                  (b) the application of the respective amounts of Adjusted Share Capital and Reserves, Capitalisation, Consolidated Net Borrowings, Liquid Assets, Net Reserves and Net Interest to the Financial Covenants and confirming that, as at the date to which the relevant financial statements are made up, it was in compliance with the Financial Covenants (or, if not, indicating the extent of the breach and the steps intended to be taken to remedy the same) and that, as at a date not more than 7 days prior to the delivery of the certificate, no Potential Event of Default has occurred and is continuing (or, if such is not the case, specifying the same);

         9.1.5 promptly upon becoming aware of the same, inform the Facility Agent of any Potential Event of Default or Event of Default which has not been remedied;

         9.1.6 as soon as practicable after its issue, every report, circular, notice or like document issued by the Original Borrower to its creditors generally; and

         9.1.7 promptly upon request, such further information concerning the financial position of the Group (or any member of it) as the Facility Agent shall reasonably require.

9.2      Accounting principles, etc.

         The Original Borrower shall ensure that:

         9.2.1 each set of financial statements delivered by it pursuant to clause 9.1 is prepared in accordance with the Required Accounting Principles;

         9.2.2 each set of financial statements delivered by it pursuant to clause 9.1 are certified by its duly authorised officer as giving a true and fair view of its financial condition as at the end of the period to which those financial statements relate and of the results of its respective operations during such period;

         9.2.3 each set of financial statements delivered by it pursuant to clause 9.1.1 (only) has been audited by an internationally recognised firm of accountants; and

         9.2.4 it shall not adopt any accounting policy or change the consistency of application of its accounting principles from the Required Accounting Principles unless the revised policy and practices adopted from time to time are in accordance with generally accepted accounting principles or similar principles in its jurisdiction of incorporation or the jurisdiction of TXU Corp., and the Original Borrower shall then provide either
                  (i) financial statements on the same basis as before or (ii) financial statements containing a statement reconciling the previous and then current accounting policy in order that the Lenders may determine the financial condition of the Group having regard to the terms of this Agreement.

9.3      General undertakings

         Each Obligor shall:

         9.3.1 Environmental matters: ensure that no member of the Group is in breach of any Environmental Law, where such breach would have a Material Adverse Effect;

         9.3.2 Compliance with consents etc. relating to the business: without prejudice to clause 2, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every law (including Environmental
                  Laws), regulation, agreement, licence (including, for the avoidance of doubt, the Material Licences), and concession, and maintain all authorisations, material to the carrying on of the Energy Business, where failure to do so would have a Material Adverse Effect;

         9.3.3 Pari passu: ensure that its obligations under this Agreement and each of the other Finance Documents shall at all times be direct, general and unconditional obligations and rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness, with the exception of any obligations which are mandatorily preferred by law and not by contract;

         9.3.4    Insurance:

                  (a) and will procure that each of its Subsidiaries will, (in each case subject to market availability on reasonable commercial terms) insure and keep insured all its property and assets of an insurable nature and which are customarily insured (either generally or by companies carrying on a similar business) against loss or damage by fire and other risks normally insured against by persons carrying on the same class of business as that carried on by it in a sum or sums equal to the replacement value of the same (meaning the total cost of entirely rebuilding, reinstating or replacing such property and assets in the event of them being completely destroyed together with architects' and surveyors' fees) with reputable independent insurance companies or underwriters;

                  (b) without prejudice to paragraph (a) above, it will, and will procure that each of its Subsidiaries will (in each case subject to market availability on reasonable commercial terms), maintain insurance against business interruption, loss of profits, product liability, pollution and public liability at levels increasing consistently with increasing business levels;

                  (c) it will, and will procure that each of its Subsidiaries will, promptly pay all premiums and do all other things necessary to maintain the insurances required to be taken out and maintained by it pursuant to paragraphs (a) and (b) above;

         9.3.5 Project Finance Subsidiaries: ensure that all transactions and arrangements between the Group on the one hand and Project Finance Subsidiaries (or members of the Group who incur Project Finance Borrowings falling within paragraph (c) of the definition of Project Finance Borrowings, but only in connection with the Project to which such Project Finance Borrowing directly relates) on the other shall be:

                  (a)      on arm's length terms; and

                  (b) to the extent that they involve liability of, or recourse to, the Group in respect of Indebtedness to finance or refinance, or in respect of the financing or refinancing of, a Project, such liability or recourse shall be limited to the degree of recourse described in paragraph (c) of the definition of Project Finance Borrowings, unless the Borrower, promptly on the incurrence of such liability or right of recourse, notifies the Facility Agent that the relevant Project Finance Borrowing which is the subject of such liability or right of recourse shall have ceased, or shall thereupon cease, to be a Project Finance Borrowing, attaching a detailed re-calculation of the Leverage Ratio showing the effect of such re-designation.

9.4      Financial Covenants

         The Original Borrower will comply with the Financial Covenants throughout the Finance Period.

9.5      Further Undertakings

         At all times prior to the Project Wings Completion Date, the Original Borrower shall comply with the undertakings set out at paragraph 2 of schedule 11.

9.6      Conditions Subsequent

9.6.1 Within 10 days after the Project Wings Completion Date, the Original Borrower shall deliver finalised pro forma financial statements reflecting the outcome of Project Wings, prepared in accordance with RAP to the Facility Agent.

9.6.2 Within 10 days after the Project Wings Completion Date, the Borrower shall deliver a statement detailing the flow of funds received in connection with Project Wings to the Facility Agent.

9.6.3 Within 10 days (or such longer period as the Majority Lenders may agree) after the date of this Agreement, the Original Borrower shall deliver a copy of the final ratings confirmation from Moody's and Standard & Poors.

10.      NEGATIVE COVENANTS

10.1 Each Obligor undertakes with each of the Finance Parties that throughout the Finance Period it shall not, without the prior written consent of the Facility Agent:

         10.1.1 Negative pledge: permit any Security Interest to subsist, arise or be created or extended over all or any part of the present or future undertakings, assets, rights or revenue of any member of the Group, save for any Permitted Security Interest;

         10.1.2 Material Licences: grant its consent to the revocation, amendment or modification of a Material Licence, where such revocation, amendment or modification would have a Material Adverse Effect;

         10.1.3 Change in business: materially alter the nature of the business of the Group taken as a whole;

         10.1.4 No Disposals: and will procure that no other member of the Group will, (either in a single transaction or in a series of transactions, whether related or not) sell, convey, transfer or otherwise dispose of (other than disposals made pursuant to Project Wings):

                  (i) any shares in, any material loans to, or other material claims on any Principal Subsidiary;

                  (ii) the whole or a substantial part of the undertaking or assets of any Principal Subsidiary; or

                  (iii)    any other significant assets.

                  The restrictions will not apply to Permitted Disposals; or

         10.1.5 Subsidiary Borrowed Money: permit any Subsidiary to incur or guarantee any Borrowed Money, other than Permitted Subsidiary Borrowings.

10.2     Further Negative Covenants

         At all times prior to the Project Wings Completion Date the Original Borrower shall comply with the undertakings set out at paragraph 3 of schedule 11.

11.      EVENTS OF DEFAULT

11.1     Events of Default

         For the purposes of this Agreement, each of the following shall constitute an Event of Default:

         11.1.1 Non-payment: any Obligor fails to pay any sum when due under the Finance Documents in the currency and in the manner specified, provided it shall not be an Event of Default under this clause 11.1.1 if such failure to pay is attributable to an administrative or technical error and the relevant payment is made within 3 Banking Days of its due date; or

         11.1.2 Breach of certain obligations: the Original Borrower commits any breach of, or omits to observe any of the obligations or undertakings expressed to be assumed by it under, clause 9.4; or

         11.1.3 Breach of other obligations: any Obligor commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under any of the Finance Documents (other than any such obligations referred to in clauses 11.1.1 and 11.1.2) and such breach or omission, if capable of remedy, has not been remedied within 21 Banking Days of the earlier of the Original Borrower's knowledge of such breach or omission and the Facility Agent notifying it of such breach or omission in writing; or

         11.1.4 Breach of representation: any representation, warranty or written statement made by an Obligor in a Finance Document is, or proves to have been, incorrect or misleading when made and such misrepresentation, if capable of remedy, has not been remedied within 21 Banking Days of the earlier of the Original Borrower's knowledge of such breach or omission and the Facility Agent notifying it of such breach or omission in writing; or

         11.1.5 Cross default: other than, for the period ending 90 days after the date of this Agreement, in respect of defaults occurring under the Existing Financings as a result of Project Wings:

                  (a) any Borrowed Money of any member of the Group at any time becomes prematurely due and payable prior to the date when it would otherwise have become due by reason of a default occurring, or any creditor of any member of the Group becomes entitled to declare any such Borrowed Money due and payable prior to the date when it would otherwise have become due by reason of default occurring, or any guarantee given by any member of the Group in respect of Borrowed Money is not honoured when due and called upon; or

                  (b) any Borrowed Money of any member of the Group is not paid as and when the same is or becomes due and payable (or within any applicable grace period),

                  and the aggregate amount at any time of all Borrowed Money in respect of which (a) and/or (b) applies is equal to or greater than the higher of(pound)25,000,000 and the sum equal to 1.5 per cent. of the Adjusted Share Capital and Reserves; or

         11.1.6 Legal process: any judgment or order made against the Borrower or any Principal Subsidiary (save where such judgment or order is being appealed by all appropriate means) is not stayed or complied with within 21 days or a creditor attaches or takes possession of, or a distress, execution, sequestration or other process is levied or enforced upon or sued out against, any material part of the undertakings, assets, rights or revenues of the Borrower or any Principal Subsidiary and is not discharged within 21 days; or

         11.1.7   Insolvency: an Obligor or a Principal Subsidiary:

                  (a)      is deemed unable to pay its debts in accordance with
                           section 123(1)(a), (b) or (e) or (2) of the Insolvency Act 1986;

                  (b) becomes, or admits to being, unable generally to pay its debts as they fall due; or

                  (c) otherwise becomes insolvent or stops or suspends making payments (whether of principal or interest) with respect to all or any class of its debts by reason of inability to do so or announces an intention to do so; or

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         11.1.8   Administration:

                  (a) any meeting of an Obligor or a Principal Subsidiary is convened for the purpose of considering any resolution to present an application for an administration order;

                  (b) a petition for an administration order in relation to an Obligor or such Principal Subsidiary is presented to the court or an administration order is sought of the court on the basis of an undertaking to subsequently present a petition, other than any such petition which is shown to the satisfaction of the Facility Agent (acting reasonably) to be frivolous, vexatious or an abuse of the process of court and is withdrawn not less than two clear Banking Days before the first date fixed for the hearing thereof;

                  (c) an Obligor or a Principal Subsidiary passes a resolution to present an application for an administration order; or

                  (d) an administration order is made in relation to an Obligor or a Principal Subsidiary; or

         11.1.9 Compositions etc.: any steps are taken, or negotiations commenced, by an Obligor or a Principal Subsidiary or by its creditors generally with a view to proposing any kind of composition, scheme of arrangement, compromise or arrangement, in each case involving such company and any of its creditors generally and by reason of such company's inability to pay its debts; or

         11.1.10  Appointment of receivers and managers:

                  (a) any administrative or other receiver or any manager is appointed of an Obligor or a Principal Subsidiary or any material part of its assets and/or undertakings;

                  (b) the directors of an Obligor or such Principal Subsidiary request any person to appoint such a receiver or manager; or

                  (c) any other enforcement action is taken in respect of any Security Interest over all or any material part of the assets and/or undertakings of an Obligor or a Principal Subsidiary; or

         11.1.11  Winding up:

                  (a) any meeting of an Obligor or a Principal Subsidiary is convened for the purpose of considering any resolution for (or to petition for) its or their winding up;

                  (b) an Obligor or a Principal Subsidiary passes such a resolution;

                  (c) any person presents any petition for the winding up of an Obligor or a Principal Subsidiary (not being a petition which such Obligor or such Principal Subsidiary can demonstrate to the satisfaction of the Facility Agent (acting reasonably) is frivolous, vexatious or an abuse of the process of the

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                           court or relates to a claim for which a good defence
                           exists which is being defended vigorously) and, in each case, the relevant petition is discharged or withdrawn within 28 days (or such longer period as the Majority Lenders may agree);

                  (d) an order for the winding up of an Obligor or a Principal Subsidiary is made; or

                  (e) any corporate, legal or administrative proceedings are commenced by any person (including, without limitation, the Registrar of Companies) with a view to the dissolution of an Obligor or a Principal Subsidiary; or

         11.1.12 Analogous proceedings: there occurs, in relation to an Obligor or a Principal Subsidiary, in any country or territory in which it carries on business or to the jurisdiction of whose courts any part of its assets is subject, any event which, in the reasonable opinion of the Majority Lenders, appears in that country or territory to correspond with, or have an effect equivalent to, any of those mentioned in clauses 11.1.7 to 11.1.11 (inclusive) or an Obligor or a Principal Subsidiary otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or

         11.1.13 Cessation of business: the Group permanently ceases to carry on the Energy Business; or

         11.1.14 Seizure: all, or a material part, of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, an Obligor or a Principal Subsidiary are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any Government Entity and an Obligor or such Principal Subsidiary has not been adequately and promptly compensated and recompensed in respect of such action; or

         11.1.15 Finance Documents: any Finance Document is not or ceases to be legal, valid and binding, or an Obligor alleges it to have become so; or

         11.1.16 Unlawfulness: it becomes unlawful at any time for an Obligor to perform all or any of its material obligations under any of the Finance Documents; or

         11.1.17 Repudiation: an Obligor repudiates any Finance Document to which it is a party or does or causes or permits to be done any act or thing evidencing an intention to repudiate such a Finance Document; or

         11.1.18 Environmental matters: any member of the Group fails to comply with any Environmental Law or any Environmental Licence, or an Environmental Claim is made against any member of the Group, which in any case results in a Material Adverse Effect; or

         11.1.19 Change of control: the Original Borrower ceases to be at least 50% plus one share owned by TXU Corp or an Obligor other than the Original Borrower ceases to be a Subsidiary of the Original Borrower (unless, within 5 Banking Days after ceasing to be a Subsidiary of the Original Borrower, the liabilities of that Obligor to the Finance Parties under the Finance Documents are prepaid and cancelled in full and that Obligor ceases to be a Borrower under this Agreement); or

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         11.1.20  Material Licence: any Material Licence is revoked, where such revocation has a Material Adverse Effect (and, for the avoidance of doubt, no such Material Adverse Effect shall occur in circumstances where a Material Licence is revoked, but a similar licence is subsequently granted to another member of the Group); or

         11.1.21 Legislative or regulatory action: any statute (or any subordinate legislation) governing a Material Licence is repealed or amended, and such repeal or amendment has a Material Adverse Effect; or

         11.1.22 Material Adverse Effect: there occurs a change in the financial condition of an Obligor which has a Material Adverse Effect; or

         11.1.23 Further Events of Default: at any time prior to the Project Wings Completion Date, there occurs an event listed at paragraph 4 of schedule 11.

11.2     Acceleration

         The Facility Agent, if so requested by the Majority Lenders, shall, without prejudice to any other rights of the Finance Parties at any time after the happening of an Event of Default and so long as the same is continuing, by notice to the Original Borrower declare that:

         11.2.1 the obligations of each Lender to make the Facility available shall be terminated whereupon the Total Commitments shall be reduced to zero forthwith; and/or

         11.2.2 the Advances and all interest and fees and all other sums payable to the Finance Parties under the Finance Documents have become due and payable on demand, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable;

         11.2.3 declare that full cash cover for each Letter of Credit is immediately due and payable.

11.3     Demand basis

         If Advances have become due and payable on demand pursuant to clause 11.2.2, the Facility Agent, if so instructed by the Majority Lenders, shall by written notice to the Original Borrower call for repayment of the Facility on such date as may be specified in such notice whereupon, the Facility shall become due and payable on the date so specified together with all interest, ancillary fees and commitment commission accrued and all other sums payable by the Obligors under the Finance Documents.

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                       PART 6 - PAYMENTS AND CALCULATIONS

12.      PAYMENTS AND CALCULATIONS

12.1     Payments by the Obligors; no set-off or counterclaim

         All payments to be made by the Obligors under the Finance Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in clause 15, free and clear of any deductions or withholdings, in the relevant currency in which such payment obligations were incurred for value on the due date to the account of the Facility Agent (at such bank as the Facility Agent may from time to time specify for this purpose):

         12.1.1   in the principal financial centre of the relevant currency; or

         12.1.2 in the case of euro, in the principal financial centre of a Participating Member State or London.

12.2     Distribution to the Lenders

         Save where any Finance Document provides for a payment to be made for the account of a particular Finance Party, in which case the Facility Agent shall distribute the relevant payment to the relevant Finance Party concerned, payments to be made by the Obligors under any of the Finance Documents shall be made to the Facility Agent for the account of all the Lenders and the Facility Agent shall forthwith distribute such payments in like funds as are received by the Facility Agent to the Lenders rateably in accordance with their Commitments or Contributions, as the case may be, to each Lender's account with such office or bank:

         12.2.1   in the principal financial centre of the relevant currency; or

         12.2.2 in the case of euro, in the principal financial centre of a Participating Member State or London,

         as it may notify to the Facility Agent for this purpose by not less than 5 Banking Days' notice.

12.3     Payments by the Lenders

         All sums to be advanced by the Lenders to the Obligors under the Finance Documents shall be remitted in the currency specified in any relevant Utilisation Notice in immediately available funds not later than 12 noon on the relevant Utilisation Date to the account of the Facility Agent at such bank as the Facility Agent may have notified to the Lenders and shall be paid by the Facility Agent on such date in like funds as are received by the Facility Agent to the account of the relevant Obligor:

         12.3.1   in the principal financial centre of the relevant currency; or

         12.3.2 in the case of euro, in the principal financial centre of a Participating Member State or London,

         as it may notify to the Facility Agent for this purpose by not less than 5 Banking Days' notice.

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

12.4     Non-Banking Days

12.4.1 When any payment under this Agreement would otherwise be due on a day which is not a Banking Day, the due date for payment shall be postponed to the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.

12.4.2 During any extension of the due date for payment of any principal under clause 12.4.1 of this Agreement interest is payable on that principal at the rate payable on the original due date.

12.5     Facility Agent may assume receipt

         Where any sum is to be paid under a Finance Document to the Facility Agent for the account of another person, the Facility Agent may assume that the payment will be made when due and may (but shall not be obliged to) make such sum available to the person so entitled. If it proves to be the case that such payment was not made to the Facility Agent, then the person to whom such sum was so made available shall on request refund such sum to the Facility Agent together with interest thereon sufficient to compensate the Facility Agent for the cost of making available such sum up to the date of such repayment and the person by whom the sum was payable shall indemnify the Facility Agent for any and all loss or expense which the Facility Agent may sustain or incur as a consequence of such sum not having been paid on its due date.

12.6     Bank accounts

         Each Lender shall maintain, in accordance with its usual practices, an account or accounts evidencing the amounts from time to time lent by, owing to and paid to it under the Finance Documents. The Facility Agent shall maintain a control account showing the utilisation of the Facility and other sums owing by the Obligors under such Finance Documents and all payments in respect thereof made by the Obligors from time to time. The relevant control account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Obligors under such Finance Documents.

12.7     Calculations

         All interest and other payments of an annual nature under any of the Finance Documents shall accrue from day to day and be calculated on the basis of actual days elapsed and a 365 day year (or as is otherwise London interbank market custom in respect of any relevant currency). In calculating the actual number of days elapsed in a period which is one of a series of consecutive periods with no interval between them or a period on the last day of which any payment falls to be made in respect of such period, the first day of such period shall be included but the last day excluded.

12.8     Certificates conclusive

         Any certificate of, or determination by, a Finance Party as to any rate of interest or any other amount payable under any of the Finance Documents shall, in the absence of manifest error, be conclusive and binding on the Obligors and (in the case of a certificate of or determination by the Facility Agent) on the Lenders.

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12.9     Currency

12.9.1 Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this clause.

12.9.2 Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

12.9.3 A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

12.9.4 Amounts payable in respect of costs and expenses are payable in the currency in which they are incurred.

12.9.5 Each other amount payable under the Finance Documents is payable in Sterling.

12.10    Partial payments

12.10.1 If the Facility Agent receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Facility Agent must apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

         (a) first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Facility Agent under the Finance Documents;

         (b) secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

         (c) thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

         (d) fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

12.10.2 The Facility Agent must, if so directed by all the Lenders, vary the order set out in clause 12.10.1(b) to (d) above.

12.10.3  This Subclause will override any appropriation made by an Obligor.

12.11    Timing of payments

         If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

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PART 7 - INDEMNITIES, ILLEGALITY, INCREASED COSTS, TAXES AND MITIGATION

13.      INDEMNITIES

13.1     Miscellaneous indemnities

13.1.1 The Original Borrower shall within five Banking Days of demand indemnify each Finance Party, without prejudice to any of their other rights under any of the Finance Documents, against any loss sustained or incurred by it as a consequence of:

         (a) any default in payment by an Obligor of any sum due under any of the Finance Documents when due;

         (b)      the occurrence of any other Event of Default;

         (c) any prepayment of a Credit or part thereof being made otherwise than on an Interest Payment Date or in accordance with a notice of prepayment; or

         (d) an Advance not being advanced for any reason (excluding any default by the relevant Finance Party) after the Utilisation Notice in respect thereof has been given,

         including, in any such case, but not limited to, any loss or expense sustained or incurred in (i) maintaining or funding its Contributions or any part thereof or (ii) liquidating or re-employing deposits from third parties acquired or contracted for to fund all or any part of its Contributions or to fund any other amount owing to such Finance Party, to the extent certified by such Finance Party in reasonable detail.

13.1.2 The Original Borrower must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:

         (a) investigating any event which the Facility Agent reasonably believes to be a Potential Event of Default or an Event of Default; or

         (b) acting or relying on any notice purported to have been sent pursuant, or in relation, to a Finance Document by a member of the Group or a Finance Party which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

13.2     Currency indemnity

13.2.1 The Original Borrower must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

         (a) that Finance Party receiving an amount in respect of an Obligor's liability under the Finance Documents; or

         (b) that liability being converted into a claim, proof, judgment or order,

         in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

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13.2.2   Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

13.3     ECB reserve requirements

         The Borrower shall on demand indemnify each Finance Party against any cost or loss suffered by it as a result of complying with European Central Bank reserve requirements to the extent such requirements relate to its participation in the Facility and are not recoverable by such Finance Party pursuant to clause 14.2 (Increased costs).

14.      UNLAWFULNESS, INCREASED COSTS

14.1     Unlawfulness

         If it is or becomes after the date of this Agreement contrary to any law or regulation for any Lender to contribute to the Facility or to maintain its Commitment or fund its Contribution to a Credit, such Lender shall promptly, through the Facility Agent, notify the Original Borrower whereupon:

         14.1.1   such Lender's Commitments shall be reduced to zero; and

         14.1.2 each Borrower shall be obliged to prepay (without premium or penalty, but without prejudice to clause 13) the Contribution of such Lender to each Credit made to that Borrower either:

                  (a) if permitted by the relevant law or regulation, on the next following Interest Payment Date; or

                  (b) if not so permitted on a future specified date not being later than the latest date permitted by the relevant law or regulation. Any prepayment pursuant to this clause 14.1 shall be made together with all amounts referred to in clause 6.6.

14.2     Increased costs

         If, after the date of this Agreement, the result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation (with which, if not having the force of law, the relevant Lender or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits, is to:

         14.2.1 subject any Lender to Taxes or change the basis of Taxation of any Lender with respect to any payment under any Finance Document (other than Taxes or Taxation on the overall net income, profits or gains of such Lender imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

         14.2.2 increase the cost to, or impose an additional cost on, any Lender or its holding company in making or keeping available all or part of such Lender's Commitments or maintaining or funding all or part of such Lender's Contributions; and/or

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         14.2.3   reduce the amount payable or the effective return to any
                  Lender under the Finance Documents; and/or

         14.2.4 reduce any Lender's or its holding company's rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to such Lender's obligations under the Finance Documents; and/or

         14.2.5 require any Lender or its holding company to make a payment or forgo a return calculated by reference to or on any amount received or receivable by such Lender under the Finance Documents; and/or

         14.2.6 require any Lender or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of such Lender's Commitments or Contributions from its capital for regulatory purposes, then and in each such case (but subject to clause 14.3):

         (a) such Lender shall notify the Original Borrower through the Facility Agent in writing of such event promptly upon its becoming aware of the same; and

         (b) the Original Borrower shall within 5 Banking Days of demand, made at any time whether or not such Lender's Contribution to the Facility has been repaid, pay to the Facility Agent for the account of such Lender the amount which such Lender specifies (in a certificate setting forth the basis of the computation of such amount but not including any matters which such Lender or its holding company regards as confidential) is required to compensate such Lender and/or its holding company for such liability to Taxes, increased or additional cost, reduction, payment, forgone return or loss.

         For the purposes of this clause 14.2 each Lender may in good faith and acting reasonably allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

         For the purposes of this clause 14.2 and clause 16 "holding company" means, in relation to a Lender, the company or entity (if any) within the consolidated supervision of which such Lender is included.

14.3     Exceptions

         Nothing in clause 14.2 shall entitle any Lender to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, forgone return or loss to the extent that the same:

         14.3.1   is taken into account in calculating the Additional Cost; or

         14.3.2 is (or would be but for an exclusion to that clause) the subject of an additional payment under clause 15.1; or

         14.3.3 arises as a consequence of (or of any law or regulation implementing):

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                  (a)      the proposals for international convergence of
                           capital measurement and capital standards published by the Basle Committee on Banking Regulations and Supervisory Practices in July 1988; and/or

                  (b)      any applicable directive of the European Union,

                  (in each case) unless it results from any change in, or in the interpretation or application of, such proposals or any such applicable directive (or any law or regulation implementing the same) occurring after the date of this Agreement.

                  For the purposes of clause 14.3.3 the term "applicable directive" means (exclusively) each of the Own Funds Directive (89/299/EEC of 17th April 1989) and the Solvency Ratio Directive (89/647/EEC of 18th December 1989); or

         14.3.4 arises as a result of the gross negligence or wilful default of such Lender.

15.      TAXES

15.1     Grossing-up for Taxes

         If at any time an Obligor is required to make any deduction or withholding in respect of Taxes from any payment due under any Finance Document for the account of any Finance Party (or if the Facility Agent is required to make any such deduction or withholding from a payment to a Finance Party), the sum due from such Obligor in respect of such payment shall, subject to clause 15.5, be increased to the extent necessary to ensure that, after the making of such deduction or withholding, each Finance Party receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made, and the Borrower shall indemnify each Finance Party against any losses or costs incurred by any of them by reason of any failure of an Obligor to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower shall promptly upon request deliver to the Facility Agent any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any such deduction or withholding.

15.2     Claw-back of Tax benefit

         If following any such deduction or withholding as is referred to in clause 15.1 any Finance Party shall receive or be granted, use and fully and finally retain a credit against or remission for any Taxes payable by it, such Finance Party shall, subject to the Borrower having made any increased payment in accordance with clause 15.1 and to the extent that such Finance Party can do so without prejudicing the retention of the amount of such credit or remission and without prejudice to the right of such Finance Party to obtain any other relief or allowance which may be available to it, reimburse the Borrower with such amount as such Finance Party shall in its absolute discretion certify to be the proportion of such credit or remission as will leave such Finance Party (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment by the Borrower as aforesaid. Such reimbursement shall be made promptly after such Finance Party certifying that the amount of such credit or remission has been received and used by it. Nothing contained in this Agreement shall oblige any Finance Party to rearrange its tax affairs or to disclose any information regarding its tax affairs and computations.

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         Without prejudice to the generality of the foregoing, the Borrower shall not, by virtue of this clause 15.2, be entitled to enquire about any Finance Party's tax affairs.

15.3     No Taxes

         On the assumption that each Original Lender is a U.K. Lender, the Original Borrower represents to the Finance Parties that, as at the date of this Agreement, no Taxes are imposed by withholding or otherwise on any payment to be made by the Obligors under any of the Finance Documents, or are imposed on or by virtue of the execution or delivery by the Borrower of any of the Finance Documents or any document or instrument to be executed or delivered under the Finance Documents.

15.4     Tax Indemnity

         Without prejudice to clause 15.1, if any Finance Party is required to make any payment of or on account of tax on or in relation to any sum received or receivable under any Finance Document (including any sum deemed for purposes of tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of any such payment is asserted, imposed, levied or assessed against any Finance Party, the relevant Obligor or otherwise the Borrower shall, upon demand by the Facility Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability together with any interest, penalties, costs and expenses payable or incurred in connection therewith.

15.5     Qualifying Lender

15.5.1   If:

         (a)      any Lender is not or ceases to be a Qualifying Lender; and

         (b) as a result an Obligor incorporated in the United Kingdom is required to deduct or withhold United Kingdom income tax in respect of payments of interest to be made by such Obligor to that Lender under any Finance Document, or is required to make an indemnity payment or a greater indemnity payment under clause 15.1 or 14.2, then such Obligor shall (as the case may be) not be liable to pay under clause 15.1 in respect of any such payment of interest any amount in excess of the amount (if any) it would have been obliged to pay if such Lender were a Qualifying Lender, nor shall it be liable to make an indemnity payment or a greater indemnity payment under clause 15.1 or, as the case may be, clause 14.2 than would have been required (if any) if such Lender had been or had not ceased to be a Qualifying Lender.

15.5.2 Clause 15.5.1 shall not apply, and such Obligor shall be obliged to comply with its obligations under clause 15.1, or as the case may be 14.2, if on or after the date of this Agreement:

         (a) there shall have been any change in, or in the official interpretation or application of, any relevant law or the practice of the United Kingdom Inland Revenue (or, in the case of a Treaty Lender, any Government Entity in the country in which it is resident for the purpose of the relevant double taxation treaty) and as result thereof the Lender is not or ceases to be a Qualifying Lender; or

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         (b)      the Lender referred to in clause 15.5.1 has transferred its facility office in respect of the Facility outside the United Kingdom or has become a Lender with a facility office outside the United Kingdom in respect of the Facility, in each case, with the consent of the Original Borrower.

15.5.3 A person intending to make a claim pursuant to clause 15.1 shall, promptly after such person becomes aware of the circumstances giving rise to such claim and the amount of such claim, deliver to the relevant Obligor a certificate to that effect specifying the amount of such claim and setting out in reasonable detail the basis of such claim, provided that nothing shall require such person to disclose any confidential information relating to the organisation of its affairs.

15.5.4 Each Lender confirms that, as at the date of this Agreement, it is a Qualifying Lender. If at any time after the date of this Agreement any Lender is aware that it is not or will cease to be a Qualifying Lender (for whatever reason), it shall promptly notify the Borrower in writing.

15.5.5 Provided it has received all necessary information from each Obligor to do so, a Treaty Lender will, promptly after it becomes a party to this Agreement, submit such claim to the appropriate authorities (together with such forms, papers, other documents and/or evidence as necessary) as may be required to be submitted by that Lender for the Obligors to make payment of interest to such Treaty Lender free of withholding or deduction on account of United Kingdom Tax.

16.      MITIGATION

         If, in respect of any Lender, circumstances arise which would, or would upon the giving of notice, result in:

         (a) the reduction of any Lender's Commitment to zero or a Borrower being required to prepay any Lender's Contribution to the Facility pursuant to clause 14.1; or

         (b) the Original Borrower being required to make a payment to any Lender to compensate such Lender or its holding company for a liability to Taxes, increased or additional cost, reduction, payment, forgone return or loss pursuant to clause 14.2; or

         (c) an Obligor being required to make an increased payment to any Lender pursuant to clause 15.1;

         then, without in any way limiting, reducing or otherwise qualifying the obligations of the Obligors under the provisions referred to above such Lender shall, in consultation with the Facility Agent, endeavour to take such reasonable steps (and/or, in the case of clause 14.2 and where the increased or additional cost, reduction, payment, forgone return or loss is that of its holding company, endeavour to procure that its holding company takes such reasonable steps) as are open to it (or, as the case may be, its holding company) to mitigate or remove such circumstances (but not including (in the case of such Lender) the transfer of its rights and obligations under any Finance Document to another bank or financial institution) unless the taking of such steps could reasonably be expected (in the opinion of such Lender) to be prejudicial to such Lender (or, as the case may be, its holding company) or be in conflict with such Lender's (or, as the case may be, its holding company's) general banking policies or involve such Lender (or, as the case may be, its holding company) in expense for which it is not indemnified by the Original Borrower or a materially increased administrative burden.

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             PART 8 - ADMINISTRATIVE PARTY AND INTRA-LENDER MATTERS

17.      THE ADMINISTRATIVE PARTIES

17.1     Appointment and duties of the Facility Agent

17.1.1 Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under the Finance Documents.

17.1.2   Each Finance Party irrevocably authorises the Facility Agent to:

         (a) perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

         (b) execute each Finance Document expressed to be executed by the Facility Agent.

17.1.3 The Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

17.2     Role of the Arrangers

         Except as specifically provided in the Finance Documents, no Arranger has any obligations of any kind to any other Party in connection with any Finance Document.

17.3     No fiduciary duties

         Except as specifically provided in a Finance Document, nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person. No Administrative Party need hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

17.4     Individual position of an Administrative Party

17.4.1 If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

17.4.2   Each Administrative Party may:

         (a) carry on any business with any Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

         (b) retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with any Obligor or its related entities.

17.5     Reliance

         The Facility Agent may:

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         17.5.1   rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

         17.5.2 rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

         17.5.3 engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent); and

         17.5.4 act under the Finance Documents through its personnel and agents.

17.6     Majority Lenders' instructions

17.6.1 The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, the Facility Agent may act as it considers to be in the best interests of all the Lenders.

17.6.2 The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings in connection with any Finance Document.

17.6.3 The Facility Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

17.7     Responsibility

17.7.1 No Administrative Party is responsible to any other Finance Party for the adequacy, accuracy or completeness of:

         (a)      any Finance Document or any other document; or

         (b) any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

17.7.2 Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

         (a) has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

         (b) has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document.

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17.8     Exclusion of liability

17.8.1 The Facility Agent is not liable to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

17.8.2 No Party may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of the Facility Agent may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

17.9     Default

17.9.1 The Facility Agent is not obliged to monitor or enquire whether a Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

17.9.2   If the Facility Agent:

         (a) receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

         (b) is aware of the non-payment of any principal or interest or any fee payable to a Lender under this Agreement,

         it must promptly notify the Lenders.

17.10    Information

17.10.1 The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

17.10.2 Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

17.10.3  Except as provided above, the Facility Agent has no duty:

         (a) either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

         (b) unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

17.10.4 In acting as the Facility Agent, the agency division of the Facility Agent is treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by it otherwise than in its capacity as the

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         Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

17.10.5 Each Obligor irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent.

17.11    Indemnities

17.11.1 Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify the Facility Agent for that Lender's Pro Rata Share of any loss or liability incurred by the Facility Agent in acting as the Facility Agent, except to the extent that the loss or liability is caused by the Facility Agent's gross negligence or wilful misconduct.

17.11.2 The Facility Agent may deduct from any amount received by it for a Lender any amount due to the Facility Agent from that Lender under a Finance Document but unpaid.

17.12    Compliance

         The Facility Agent may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

17.13    Resignation of the Facility Agent

17.13.1 The Facility Agent may resign and appoint any of its Affiliates as successor Facility Agent by giving notice to the Lenders and the Original Borrower.

17.13.2 Alternatively, the Facility Agent may resign by giving notice to the Lenders and the Original Borrower, in which case the Majority Lenders may appoint a successor Facility Agent.

17.13.3 If no successor Facility Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

17.13.4 The person(s) appointing a successor Facility Agent must, if practicable, consult with the Original Borrower prior to the appointment. Any successor Facility Agent must have an office in the U.K.

17.13.5 The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment. On giving the notification, the successor Facility Agent will succeed to the position of the Facility Agent and the term "Facility Agent" will mean the successor Facility Agent.

17.13.6 The retiring Facility Agent must, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents.

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17.13.7  Upon its resignation becoming effective, this clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

17.13.8 The Majority Lenders may, by notice to the Facility Agent, require it to resign under paragraph (b) above.

17.14    Relationship with Lenders

17.14.1 The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its facility office(s) until it has received not less than five Business Days' prior notice from that Lender to the contrary.

17.14.2 The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

17.14.3 The Facility Agent must keep a register of all the Parties and supply any other Party with a copy of the register on request. The register will include each Lender's facility office(s) and contact details for the purposes of this Agreement.

17.15    Facility Agent's management time

         If the Facility Agent requires, any amount payable to the Facility Agent by any Party under any indemnity or in respect of any costs or expenses incurred by the Facility Agent under the Finance Documents after the date of this Agreement (and, in the case of an Obligor, following a Potential Event of Default or Event of Default) may include the cost of using its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the relevant Party. This is in addition to any amount in respect of fees or expenses paid or payable to the Facility Agent under any other term of the Finance Documents.

17.16    Notice period

         Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

18.      PRO RATA PAYMENTS

18.1 If at any time any Lender (the "Recovering Bank") receives or recovers any amount owing to it by the Obligors under this Agreement by direct payment, set-off or in any manner other than by payment through the Facility Agent pursuant to clause 12 (not being a payment received from a Substitute or a sub-participant in the Recovering Bank's Contribution to the Facility or any other payment of an amount due to the Recovering Bank for its sole account pursuant to this Agreement) the Recovering Bank shall, within 2 Banking Days of such receipt or recovery (a "Receipt") notify the Facility Agent of the amount of the Receipt. If the Receipt exceeds the amount which the Recovering Bank would have received if the Receipt had been received by the Facility Agent and distributed pursuant to clause 12, as the case may be, then:

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         (a)      within 2 Banking Days of demand by the Facility Agent, the
                  Recovering Bank shall pay to the Facility Agent an amount equal (or equivalent) to such excess;

         (b) the Facility Agent shall treat the excess amount so paid by the Recovering Bank as if it were a payment made by an Obligor and shall distribute the same to the Lenders (other than the Recovering Bank) in accordance with clause 12; and

         (c) as between the relevant Obligor and the Recovering Bank, the excess amount so re-distributed shall be treated as not having been paid but the obligations of the relevant Obligor to the other Lenders shall, to the extent of the amount so re-distributed to them, and subject to clause 18.2, be treated as discharged.

18.2 If any part of a Receipt subsequently has to be wholly or partly refunded by the Recovering Bank (whether to a liquidator or otherwise) each Lender to which any part of such Receipt was so re-distributed shall on request from the Recovering Bank repay to such Recovering Bank such Lender's pro rata share of the amount which has to be refunded by the Recovering Bank and each such Lender's rights against the Obligors in respect of such amount shall be reinstated.

18.3 Each Lender shall on request supply to the Facility Agent such information as the Facility Agent may from time to time request for the purpose of this clause 18.

18.4 Notwithstanding the foregoing provisions of this clause 18 no Recovering Bank shall be obliged to share any Receipt:

         18.4.1 to the extent that it would not, after the payment, have a valid claim against the Obligors in respect of the amount shared; or

         18.4.2 received or recovered pursuant to legal proceedings taken by it to recover any sums owing to it under this Agreement with any other party which has a legal right to, but does not, either join in such proceedings or commence and diligently pursue separate proceedings to enforce its rights in the same or another court.

19.      AMENDMENTS AND WAIVERS

19.1     Procedure

19.1.1 Except as provided in this clause 19, any term of the Finance Documents may be amended or waived with the agreement of the Original Borrower and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this clause.

19.1.2 The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under clause 19.1.1 above. Any such amendment or waiver is binding on all the Parties.

19.2     Exceptions

19.2.1   An amendment or waiver which relates to:

         (a)      the definition of "Majority Lenders" in clause 1.1
                  (Definitions);

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         (b)      an extension of the date of payment of any amount to a Lender under the Finance Documents;

         (c) a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

         (d)      an increase in, or an extension of, a Commitment;

         (e)      a release of an Obligor;

         (f) a term of a Finance Document which expressly requires the consent of each Lender;

         (g) the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

         (h)      this clause,

         may only be made with the consent of all the Lenders.

19.2.2 An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party. An amendment or waiver which relates only to the rights or obligations of an Administrative Party and has no effect on the rights or obligations of any other Party may be made without the consent of any Party other than the relevant Administrative Party.

19.3     Change of currency

         If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Original Borrower) determines is necessary to reflect the change.

20.      RIGHTS OF FINANCE PARTIES

20.1     Obligations several

         The obligations of each Lender under this Agreement are several; the failure of any Lender to perform such obligations shall not relieve any other Finance Party or the Obligors of any of their respective obligations or liabilities under the Finance Documents nor shall any Finance Party be responsible for the obligations of any other Finance Party under the Finance Documents.

20.2     Interests several

         Notwithstanding any other term of the Finance Documents the interests of the Finance Parties are several and the amount due to each of the Finance Parties is a separate and independent debt. Without prejudice to any other provision of the Finance Documents each of the Finance Parties shall have the right to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Finance Party to be joined as an additional party in any proceedings for this purpose.

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                         PART 9 - SET-OFF AND ASSIGNMENT

21.      SET-OFF

         Each Obligor agrees that each Finance Party may at any time notwithstanding any settlement of account or other matter whatsoever, combine or consolidate all or any of its then existing accounts wheresoever situate (including accounts in the name of such Finance Party or of such Obligor jointly with others), whether such accounts are current, deposit, loan or of any other nature whatsoever, whether they are subject to notice or not and whether they are denominated in Sterling or in any other currency, and set-off or transfer any sum standing to the credit of any one or more such accounts in or towards satisfaction of any indebtedness of such Obligor to such Finance Party which is expressed to be due and payable under the Finance Documents. For this purpose each Finance Party is authorised to purchase with the moneys standing to the credit of such account such other currencies as may be necessary to effect such application. No Finance Party shall be obliged to exercise any right given to it by this clause 21. Each Finance Party shall notify the Facility Agent promptly upon the exercise or purported exercise of any right of set-off in relation to an Obligor, giving full details in relation thereto and the Facility Agent shall inform the other Finance Parties and the Borrower.

22.      ASSIGNMENT AND ACCESSION

22.1     Assignment

22.1.1   Benefit and burden

         This Agreement shall be binding upon, and enure for the benefit of, the Finance Parties and the Obligors and their respective successors.

22.1.2   No assignment by the Obligors

         The Obligors may not assign or otherwise transfer any of their respective rights or obligations under any of the Finance Documents.

22.2     Accession

         The Original Borrower may, at any time during the Finance Period, request, by giving notice to the Facility Agent, that any Group member be designated as a Borrower under the Facility. Any such notice shall be in writing and signed on behalf of the Borrower and on behalf of the Group member concerned and shall take effect in accordance with its terms on the condition that:

         22.2.1 each of the Facility Agent and, in the case of a Group member incorporated outside England and Wales, all the Lenders has consented to (such consent, in the case of a Subsidiary incorporated in England and Wales, not to be unreasonably withheld or delayed) to the relevant Group member being so designated as a Borrower under the Facility;

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         22.2.2   the Acceding Borrower shall have entered into an accession certificate substantially in the form of schedule 8 with the Facility Agent, which the Facility Agent shall execute on behalf of all the parties to this Agreement; and

         22.2.3 the Acceding Borrower, before entering into such an Accession Certificate, shall have fulfilled all conditions precedent, as notified to the Borrower by the Facility Agent, to the satisfaction of the Facility Agent.

22.3     Assumption of rights and obligations

         Upon satisfaction of such conditions the Acceding Borrower shall become a party to this Agreement in the capacity of an Obligor and shall assume all the obligations and rights of an Obligor under this Agreement.

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            PART 10 - SUBSTITUTION, ADMINISTRATION AND OTHER MATTERS

23.      SUBSTITUTION AND LENDING OFFICES

23.1     Substitution

23.1.1 Subject to clause 23.1.2, on or after the date of this Agreement, each Lender (an "Existing Bank") may transfer, by way of novation, all or any part of its rights, benefits and/or obligations under this Agreement to another Qualifying Lender (a "Substitute"). Any such novation shall be effected upon not less than 5 Banking Days' (or such lesser period as may be agreed by the Facility Agent) prior notice by delivery to the Facility Agent (with a copy to the Borrower) of a duly completed substitution certificate substantially in the form of schedule 3 (the "Substitution Certificate") duly executed by the Existing Bank and the Substitute, and shall be in respect of amounts of at least(pound)10 million (or, if greater, integral multiples of(pound)5 million). On the Effective Date (as specified and defined in a Substitution Certificate so executed and delivered), to the extent only that the Commitment and Contributions of the Existing Bank are expressed in the relevant Substitution Certificate to be the subject of the novation in favour of the Substitute effected pursuant to this clause 23.1, by virtue of the counter-signature of the Substitution Certificate by the Facility Agent (for itself and the other parties to this Agreement):

         (a) the existing parties to this Agreement and the Existing Bank shall be released from their respective obligations towards one another under this Agreement ("discharged obligations") and their respective rights against one another under this Agreement ("discharged rights") shall be cancelled;

         (b) the Substitute party to the relevant Substitution Certificate and the existing parties to this Agreement (other than such Existing Bank) shall assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by such Substitute instead of to or by such Existing Bank; and

         (c) the Substitute party to the relevant Substitution Certificate and the existing parties to this Agreement (other than such Existing Bank) shall acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against such Substitute instead of by or against such Existing Bank;

         and, on such Effective Date, the Substitute shall (unless such novation is part of the general syndication process carried out by the Joint Lead Arrangers) pay to the Facility Agent for its own account a fee of (pound)1,000. The Facility Agent shall promptly notify the other Lenders of the receipt by it of any Substitution Certificate and shall promptly deliver a copy of such Substitution Certificate to the Borrower.

23.1.2(a) The consent of the Original Borrower (not to be unreasonably withheld or delayed) is required for any transfer by way of novation under clause 23.1.1 above except:

                  (i) if the Substitute is an Affiliate of the relevant Existing Bank with a substantially similar credit rating to that Existing Bank;

                  (ii) if the Facility Agent has served notice on the Original Borrower under clause 11.2; and

                  (iii)    on transfers by novation under the Syndication
                           Agreement.

         (b) The consent of the LC Issuing Bank is required for any transfer by way of novation under clause 23.1.1 above.

23.2     Reliance on Substitution Certificate

         The Facility Agent and the Borrower shall be fully entitled to rely on any Substitution Certificate delivered to the Facility Agent in accordance with the foregoing provisions of this clause 23 which is complete and regular on its face as regards its contents and purportedly signed on behalf of the relevant Existing Bank and the Substitute and none of the Facility Agent nor the Borrower shall have any liability or responsibility to any party as a consequence of placing reliance on and acting in accordance with any such Substitution Certificate if it proves to be the case that the same was not authentic or duly authorised.

23.3     Authorisation of Facility Agent

         Each party to this Agreement irrevocably authorises the Facility Agent to counter-sign each Substitution Certificate on its behalf for the purposes of clause 23.1 without any further consent of, or consultation with, such party.

23.4     Construction of certain references

         If any Lender novates all or any part of its rights, benefits and obligations as provided in clause 23.1, all relevant references in this Agreement to such Lender shall thereafter be construed as a reference to such Lender and/or its Substitute to the extent of their respective interests.

23.5     Lending offices

         Each Lender shall lend through its office at the address notified to the other Parties on or before the date of this Agreement or, as the case may be, in any relevant Substitution Certificate or through any other office of such Lender selected from time to time by such Lender through which such Lender wishes to lend for the purposes of this Agreement. If the office through which a Lender is lending is changed pursuant to this clause 23.5, such Lender shall notify the Facility Agent promptly of such change.

23.6     Disclosure of information

23.6.1 Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

         (a) which is publicly available, other than as a result of a breach by that Finance Party of this clause;

         (b)      in connection with any legal or arbitration proceedings;

         (c)      if required to do so under any law or regulation;

         (d) to a governmental, banking, taxation or other regulatory authority;

         (e)      to its professional advisers;

         (f)      to the extent allowed under clause 23.6.2 below; or

         (g)      with the agreement of the relevant Obligor.

23.6.2 A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a "participant"):

         (a)      a copy of any Finance Document; and

         (b) any information which that Finance Party has acquired under or in connection with any Finance Document.

         However, before a participant may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of clause 23.6.1 above.

23.6.3 This clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

23.7     Increased costs, etc

         If, after the Arrangers have given notice to the Original Borrower that general syndication of the Facility has been successfully completed, any Lender transfers all or any part of its rights, benefits and/or obligations under this Agreement pursuant to clause 23.1, and on the Effective Date (as defined in the Substitution Certificate for such transfer) any amount would by reason of such transfer be payable by an Obligor to the relevant substitute under clauses 14.2 or 15.1, the relevant Obligor shall not be obliged to make such payment if and to the extent it exceeds the payment that Obligor would have been obliged to make had such transfer not taken place.

24.      CHANGE OF REFERENCE BANKS

         If:

         (a) the whole of the Contributions of any Reference Bank are prepaid;

         (b) the Commitment of any Reference Bank is reduced to zero in accordance with clause 6.3, 6.4 or 13.1;

         (c) a Reference Bank novates the whole of its rights and obligations (if any) as a Lender under this Agreement; or

         (d) a Reference Bank ceases to provide quotations to the Facility Agent upon request for the purposes of determining LIBOR (or EURIBOR) (where such quotations are required having regard to the definition of LIBOR (or EURIBOR) in clause 1.1), then the Facility Agent may, acting on the instructions of the Majority Lenders and the Borrower, terminate the appointment of such Reference Bank and appoint another Lender acceptable to the Original Borrower to replace such Reference Bank.

25.      NOTICES AND OTHER MATTERS

25.1     address for notice

         Every notice, request, demand or other communication (each a "Communication") under the Finance Documents shall:

         25.1.1 be in writing delivered personally or by first-class prepaid letter (airmail if available) or telefax;

         25.1.2 be deemed to have been received, subject as otherwise provided in the Finance Documents, in the case of any Communication to the Facility Agent, when actually received at its address or telefax number (marked for the attention of the person specified below or as otherwise notified to the other parties as provided below) for the time being under this Agreement and as regards any Communication to any other party to this Agreement, in the case of a letter, when delivered personally or 3 days after it has been put into the post and, in the case of a telefax, when a complete and legible copy is received by the addressee (unless the time of despatch of any telefax is after close of business in which case it shall be deemed to have been received at the opening of business on the next business day); and

         25.1.3   be sent:

                  (a) to the Original Borrower (for itself and any other Obligors) at:

                           TXU Europe Limited
                           Wherstead Park
                           Wherstead
                           Ipswich
                           Suffolk
                           Telefax:                  01473 554886
                           Attention:                Group Finance Director

                  (b)      to the Facility Agent at:

                           Chase Manhattan International Limited
                           125 London Wall
                           London EC2Y 5AJ
                           Telefax:                  020 7777 2360
                           Attention:                Steve Clarke, Agency Loans

                  (c)      to the Issuing Bank at:

                           The Royal Bank of Scotland plc
                           Level 5
                           135 Bishopsgate
                           London EC2M 3UR
                           Telefax:                  020 7615 0106
                           Attention:                Malcolm D. Reynolds,
                                                     Associate Director

                  (d) to each Lender at its address or telefax number notified to the Facility Agent on or before the date it becomes party to this Agreement;

                  or to such other address or telefax number as is notified by the Borrower or a Finance Party, as the case may be, to the other parties to the Finance Documents.

25.2     Notice to Facility Agent

         Every notice, request, demand or other communication under the Finance Documents (except as otherwise provided in the Finance Documents):

         25.2.1 to be given by an Obligor to any other party shall be given to the Facility Agent for onward transmission as appropriate; and

         25.2.2 to be given by any Finance Party to an Obligor shall be given by the Facility Agent to the Original Borrower.

25.3     No implied waiver, remedies cumulative

         No failure or delay on the part of the Finance Parties or any of them to exercise any power, right or remedy under any Finance Document shall operate as a waiver thereof, nor shall any single or partial exercise by the Finance Parties or any of them of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. The remedies provided in the Finance Documents are cumulative and are not exclusive of any remedies provided by law.

25.4     English translations

         All certificates, instruments and other documents to be delivered under or supplied in connection with the Finance Documents shall be in the English language or shall be accompanied by a certified English translation upon which the Finance Parties shall be entitled to rely.

26.      MISCELLANEOUS

26.1     Counterparts

         This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original, but all counterparts shall together constitute one and the same instrument.

26.2     Third party rights

         Except as expressly permitted under this Agreement no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

26.3     Severability

         If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

         (a) the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

         (b) the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

27.      GOVERNING LAW

         This Agreement shall be governed by English law.

28.      ENFORCEMENT

28.1     Jurisdiction

28.1.1 The English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

28.1.2 The English courts are the most appropriate and convenient courts to settle any such dispute and each Obligor waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

28.1.3 This clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:

         (a)      proceedings in any other court; and

         (b)      concurrent proceedings in any number of jurisdictions.

29.      WAIVER OF TRIAL BY JURY

         EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY COURT.

IN WITNESS whereof the parties to this Agreement have caused this Agreement to be duly executed on the date first above written.

                                   SCHEDULE 1

                        THE LENDERS AND THEIR COMMITMENTS

       Lender                           Commitment (pound)
       ------                           ------------------
Barclays Bank PLC                          225,000,000
Citibank, N.A.                             225,000,000
JP Morgan Chase Bank                       225,000,000
The Royal Bank of Scotland plc             225,000,000
Total                                      900,000,000

                                   SCHEDULE 2

                         CALCULATION OF ADDITIONAL COST

1.       General

         The Additional Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with:

         (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

         (b)      the requirements of the European Central Bank.

2.       Calculation - General

         On the first day of each Term (or as soon as possible thereafter) the Facility Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Lender, in accordance with the paragraphs set out below. The Additional Cost will be calculated by the Facility Agent as the average of the Reference Banks' Additional Cost Rates and will be expressed as a percentage rate per annum.

3.       Calculation - formula

(a) The Additional Cost Rate for a Reference Bank will be calculated by the Facility Agent as follows:

         (i)      in relation to an Advance in Sterling:

                  AB+C(B-D)+E*0.01
                  ---------------- per cent.per annum
                    100-(A+C)

         (ii)     in relation to an Advance in any currency other than Sterling:

                  E*0.01
                  ------ per cent.per annum
                   300

         where on the day of application of the formula:

         A is the percentage of eligible liabilities (in excess of any stated minimum) which the Bank of England requires that Reference Bank to hold on a non-interest-bearing deposit account with the Bank of England to comply with cash ratio requirements;

         B        is LIBOR for that Term;

         C is the percentage (if any) of eligible liabilities which the Bank of England requires that that Reference Bank to place as a special deposit with the Bank of England;

         D is the interest rate per annum allowed by the Bank of England on a special deposit; and

         E is the rate of charge payable by that Reference Bank to the Financial Services Authority under the fees regulations (but, for this purpose, ignoring any minimum fee required under the fees regulations) and expressed in pounds per (pound)1 million of the fee base of that Reference Bank.

(b)      For the purposes of this paragraph 2:

         (i) "eligible liabilities" and "special deposit" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

         (ii) "fee base" has the meaning given to it in, and will be calculated in accordance with, the fees regulations; and

         (iii) "fees regulations" means The Financial Services Banking Supervision (Fees) Regulations 2001 or such other law or regulation as may be in force from time to time in respect of the payment of fees for banking supervision.

(c)      (i)      In the application of the formula, A, B, C and D are included as figures and not as percentages, e.g. if A = 0.5% and B = 15%, AB is calculated as 0.5 x 15. A negative result obtained by subtracting D from B is taken as zero.

         (ii) Each rate calculated in accordance with the formula is, if necessary, rounded to four decimal places.

(d)      (i)      Each Reference Bank must supply to the Facility Agent the
                  information required by it to make a calculation of the Additional Cost Rate for that Reference Bank. In particular, but without limitation, each Reference Bank shall supply the following information in writing on or prior to the date on which it becomes a Reference Bank:

                  (A) its jurisdiction of incorporation and the jurisdiction of its facility office; and

                  (B) any other information that the Facility Agent may reasonably require for such purpose.

                  Each Reference Bank shall promptly notify the Facility Agent in writing of any change to the information provided by it pursuant to this paragraph. The Facility Agent may assume that this information is correct in all respects.

         (ii) The figures or rates of charge of each Lender for the purpose of A, C and E above shall be determined by the Facility Agent based upon the information supplied to it pursuant to sub-paragraph (i) above and on the assumption that, unless a Reference Bank notifies the Facility Agent to the contrary, each Reference Bank's obligations in respect of cash ratio deposits, special deposits and the fees regulations are the same as those of a typical bank from its jurisdiction of incorporation with a facility office in the same jurisdiction as its facility office.

         (iii) The Facility Agent has no liability to any Party if its calculation over or under compensates any Lender.

         (iv) The Facility Agent shall distribute the additional amounts received as a result of the Additional Cost to the Lenders on the basis of the Additional Cost Rate for the Reference Banks based on the information provided by the Reference Banks under sub-paragraph d(i) above.

(v) Any determination by the Facility Agent pursuant to this schedule in relation to a formula, the Additional Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

4.       Changes

         The Facility Agent may from time to time, after consultation with the Original Borrower and the Lenders, determine and notify all the Parties of any amendment to this Schedule which is required to comply with:

         (a)      any change in law or regulation; or

         (b) any requirement from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions).

         Any such determination will be, in the absence of manifest error, conclusive and binding on all the Parties.

                                   SCHEDULE 3

                        FORM OF SUBSTITUTION CERTIFICATE

NB       1.       Lenders are advised not to employ Substitution Certificates or otherwise to assign, novate or transfer interests in the Facility Agreement without first ensuring that the transaction complies with all applicable laws and regulations, including the Financial Services Act 1986 and regulations made thereunder.

         2. It is expected that Lenders will enter into separate arrangements dealing with the monies to be paid to the Existing Bank by the Substitute in consideration of the novation (e.g. principal, accrued interest, fees and any mismatched funding adjustment). Unless the Effective Date is a rollover date, mismatches of parties' funding may arise. This Certificate does not deal with these issues, nor does it deal with any interim risk participation the Existing Bank may grant to the Substitute pending the Effective Date.

To: Chase Manhattan International Limited on its own behalf, as Facility Agent for the Lenders and on behalf of the Joint Lead Arrangers, the Obligors and each other party to the Facility Agreement mentioned below.

         Attention: .
         ------------

                                                                          [date]

                            Substitution Certificate
                            ------------------------

This Substitution Certificate relates to a (pound)900,000,000 facility agreement (the "Facility Agreement") dated o 2001 between, inter alia, TXU Europe Limited as the Borrower (1), and the Guarantor (2), Barclays Capital, J.P. Morgan plc, Salomon Brothers International Limited and The Royal Bank of Scotland plc as Arrangers (3), the financial institutions set out in schedule 1 thereto as Lenders (4) and Chase Manhattan International Limited as the Facility Agent (5).

Terms defined in the Facility Agreement whether expressly or by cross-reference shall have the same meaning in this Substitution Certificate.

1. [Existing Bank] (the "Existing Bank") (a) confirms the accuracy of the summary of its participation in the Facility Agreement set out in the schedule hereto; and (b) requests [Substitute Bank] (the "Substitute") to accept by way of novation the portion of such participation specified in the schedule hereto by counter-signing and delivering this Substitution Certificate to the Facility Agent at its address for the service of notices specified in the Facility Agreement.

2. The Substitute hereby requests the Facility Agent (on behalf of itself, the other Finance Parties, the Borrower and all other parties to the Finance Document) to accept this Substitution Certificate as being delivered to the Facility Agent pursuant to and for the purposes of clause 23.1 of the Facility Agreement so as to take effect in accordance with the terms thereof on [date of transfer] (the "Effective Date") or on such later date as may be determined in accordance with the terms thereof.

3. The Facility Agent (on behalf of itself, the other Finance Parties, the Borrower and all other parties to the Finance Documents) confirms the novation effected by this Substitution Certificate pursuant to and for the purposes of clause 23.1 of the Facility Agreement so as to take effect in accordance with the terms thereof.

4.       The Substitute confirms:

4.1 that it has received a copy of each of the Finance Documents and all other documentation and information required by it in connection with the transactions contemplated by this Substitution Certificate;

4.2 that it has not relied upon any statement, opinion, forecast or other representation or warranty made by the Existing Bank, the Arrangers or the Facility Agent to induce it to enter into this Substitution Certificate;

4.3 that it has made and will continue to make, without reliance on the Existing Bank or any other Finance Party, and based on such documents as it considers appropriate, its own appraisal of the creditworthiness of the Group and its own independent investigation of the financial condition, prospects and affairs of the Group in connection with the making and continuation of the Facility under the Facility Agreement and the other Finance Documents;

4.4 that neither the Existing Bank nor any other Finance Party shall at any time be deemed to have had or have a duty or responsibility, either historically, initially or on a continuing basis, to provide the Substitute with any credit or other information with respect to the Group whether coming into its possession before the making of an Advance or at any time or times thereafter, other than (in the case of the Facility Agent) as provided in clause 17 of the Facility Agreement;

4.5 that it has made and will continue to make its own assessment of the legality, validity, enforceability and sufficiency of the Finance Documents and this Substitution Certificate and has not relied and will not rely on the Existing Bank, the Arrangers or the Facility Agent or any statements made by any of them in that respect;

4.6 that, accordingly, none of the Existing Bank, the Arrangers, the Facility Agent or any of their respective employees or agents shall make any representations or warranties in respect of, or shall have any liability or responsibility to the Substitute in respect of, any of the foregoing matters or any other matter referred to in clause 17 of the Facility Agreement.

5. Execution of this Substitution Certificate by the Substitute constitutes its representation to the Existing Bank and all other parties to the Facility Agreement that it has power to become party to the Facility Agreement as a Lender on the terms herein and therein set out and has taken all necessary steps to authorise execution and delivery of this Substitution Certificate.

6. The Substitute hereby undertakes to the Existing Bank, the Finance Parties, the Borrowers and each of the other parties to the Facility Agreement that it will perform in accordance with their respective terms all those obligations which by the terms of the Facility Agreement will be assumed by it after acceptance of this Substitution Certificate by the Facility Agent.

7. Without limiting the above paragraphs, nothing in this Substitution Certificate obliges the Existing Bank to:

         7.1 accept any re-transfer from the Substitute of any of the rights, benefits and/or obligations hereby transferred; or

         7.2 support any losses incurred by the Substitute by reason of any non-performance by the Borrower or any other party to the Facility Agreement or any of the other Finance Documents or any document relating thereto of any of its obligations under the same.

8. This Substitution Certificate and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with English law and clauses 26 and 27 of the Facility Agreement are incorporated herein by reference.

Note:    This Substitution Certificate is not a security, bond, note, debenture,
----
         investment or similar instrument.

AS WITNESS the hands of the authorised signatories of the parties hereto on the date appearing below.

                                  The Schedule
                                  ------------

Commitment ((pound))                                                                  Portion Transferred ((pound))
--------------------                                                                  -----------------------------

Contribution ((pound))                Next Interest Payment Date(s)                   Portion Transferred ((pound))
----------------------                -----------------------------                   -----------------------------

                      Administrative Details of Substitute
                      ------------------------------------

Lending Office:

Account for payments:

Telephone:

Telefax:

Attention:

[Existing Bank]                                               [Substitute]


By: ....................                                      By: ..............

Date:                                                         Date:


The Facility Agent


By:

............................
on its own behalf

and on behalf of the other Finance Parties, the Obligors and all other parties to the Facility Agreement.

                                   SCHEDULE 4

                              CONDITIONS PRECEDENT

1. A copy of the memorandum and articles of association and certificate of incorporation of the Original Borrower.

2. A copy of a resolution of a committee of the board of directors of the Original Borrower:

         (a) approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement, the Fee Letters and each other Finance Document to be executed by it;

         (b) authorising a specified person or persons to execute this Agreement, the Fee Letters and each other Finance Document to be executed by it on its behalf; and

         (c) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Agreement.

3. A copy of the resolution appointing the board committee of the Original Borrower.

4. A specimen of the signature of each person authorised by the resolution referred to in paragraph 2 above.

5.       A certificate of a director of the Original Borrower confirming that:

         (a) the borrowing of the Total Commitments in full would not cause any borrowing or guaranteeing limit binding on the Original Borrower to be exceeded; and

         (b) each copy document specified in this schedule 4 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

6. Evidence that the Original Borrower has paid, or has made arrangements satisfactory to the Facility Agent for the payment of, all fees referred to under clauses 7.1.1 and 7.1.2.

7.       Legal opinion of Lenders' counsel.

8.       Original Financial Statements.

9. A copy of the signed Acquisition Agreement and any press release announcing Project Wings which refers to the Facility.

10.      Draft pro forma post-Project Wings financial statements of the Group.

11.      Draft ratings confirmation.

                                   SCHEDULE 5

                               TERMS OF GUARANTEE

1.       Guarantee

         The Guarantor irrevocably and unconditionally:

         (a) as principal obligor, and not merely as surety, guarantees to the Finance Parties prompt performance by each Obligor of its obligations under the Finance Documents;

         (b) undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with the Finance Documents, the Guarantor shall promptly on demand by the Facility Agent pay that amount as if the Guarantor instead of such Obligor were expressed to be the principal obligor; and

         (c) indemnifies each Finance Party on demand against any loss or liability suffered by such Finance Party if any obligation guaranteed by the Guarantor is or becomes unenforceable, invalid or illegal

2.       Continuing guarantee

         This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Obligors pursuant to the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

3.       Reinstatement

(a) Where any discharge (whether in respect of the obligations of the Obligors or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Guarantor under this schedule 5 shall continue as if the discharge or arrangement had not occurred.

(b) Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

4.       Waiver of defences

         The obligations of the Guarantor under this schedule 5 will not be affected by any act, circumstance, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this schedule 5 or prejudice or diminish those obligations in whole or in part, including without limitation (whether or not known to it or any other party):

         (a) any time, indulgence or waiver granted to, or composition with, the Borrower or other person;

         (b) any release of any Obligor or other person under the terms of any composition or arrangement and any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

         (c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights or remedies against the Borrower or other person;

         (d) any legal limitation, disability, incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of the Borrower or any other person;

         (e) any variation (however fundamental and whether or not involving an increase in liability of the Borrower) or replacement of a Finance Document or any other document so that references to that Finance Document in this schedule 5 shall include each variation or replacement;

         (f) any unenforceability, illegality, invalidity or frustration of any obligation of any person under any Finance Document or any other document or any failure of any Obligor to become bound by the terms of any Finance Document;

         (g) any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Obligor under a Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order, so that each such obligation shall, for the purposes of the Guarantor's obligations under this schedule 5 remain in full force and be construed as if there were no such act, circumstance, variation, omission, matter or thing.

5.       Immediate recourse

         The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from or file any proof of claim in any insolvency proceedings of any person before claiming from the Guarantor under this schedule 5.

6.       Appropriations

         Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

         (a) refrain from applying or enforcing any other monies, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

         (b) hold in an interest bearing suspense account any monies received from the Guarantor or on account of the Guarantor's liability under this schedule 5.

7.       Non-competition

         Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Guarantor shall, after a claim has been made or by virtue of any payment or performance by it under this schedule 5:

         (a) not be subrogated to any rights, security or monies held, received or receivable by any Finance Party (or any trustee or agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or monies received on account of the Guarantor's liability under this schedule 5 and, to the extent that the Guarantor is so subrogated or entitled by law, it (to the fullest extent permitted by law) waives and agrees not to exercise or claim those rights, security or money or that right of contribution or indemnity;

         (b) not claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf) unless otherwise required by the Facility Agent or by law (in which case any proceeds of any claim in respect of any rights, security or monies of any Finance Party to which the Guarantor was subrogated will be paid by the Guarantor to the Facility Agent to be applied in accordance with the provisions of the Finance Documents);

         (c) not receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor (and without prejudice to the foregoing, the Guarantor shall forthwith pay to the Facility Agent for the benefit of the Finance Parties an amount equal to any amount so set-off by
                  it); or

         (d) hold in trust for and forthwith pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this schedule 5.

         This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

                                   SCHEDULE 6

                           FORMS OF UTILISATION NOTICE

                                PART A - ADVANCES


To:      Chase Manhattan International Limited

Attn:    [.]

         (pound)900,000,000 Revolving Credit Facility Agreement dated . 2001
         -------------------------------------------------------------------
         (the "Agreement")
         -----------------

1. We refer to the Agreement and hereby give you notice that we wish to draw an Advance from the proceeds of the Facility:

         (a)      on [date];

         (b)      currency;

         (c)      in the sum of(pound)[ ];

         (d)      with a Term in respect thereof of . months; and

         (e) the proceeds of such Advance to be credited to [name and number of account] with [details of Bank].

2.       We confirm that:

         (a) no event or circumstance has occurred and is continuing which constitutes an Event of Default or [except in the case of a Rollover Credit] a Potential Event of Default; and

         (b) the representations and warranties contained in clause 8.1 of the Agreement are true and correct at the date hereof, as if made with respect to the facts and circumstances existing at such date.

3. Words and expressions defined in the Agreement shall have the same meanings where used in this notice.

                              For and on behalf of
                              [TXU Europe Limited]


                           ............................
                             Duly authorised officer

                           PART B - LETTERS OF CREDIT

To:      Chase Manhattan International Limited

Attn:    [.]

         (pound)900,000,000 Revolving Credit Facility Agreement dated . 2001
         -------------------------------------------------------------------
         (the "Agreement")
         -----------------

1. We refer to the Agreement and hereby request the Issue of a Letter of Credit under the Facility on the following terms:

         (a)      Utilisation Date: [.];

         (b)      Expiry Date: [.];

         (c)      Currency: [.];

         (d)      Beneficiary: [.];

         (e)      Amount: [.];

         (f)      Purpose: [.];

         (g)      Issue instructions: [.].

2.       We confirm that:

         (a) no event or circumstance has occurred and is continuing which constitutes an Event of Default or [except in the case of a Rollover Credit] a Potential Event of Default; and

         (b) the representations and warranties contained in clause 8.1 of the Agreement are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date.

3. Words and expressions defined in the Agreement shall have the same meanings where used in this notice.

                              For and on behalf of
                              [TXU Europe Limited]


                           ............................
                             Duly authorised officer

                                   SCHEDULE 7

                               FINANCIAL COVENANTS

1.       Financial Covenants

1.1 The Original Borrower will procure that, throughout the Finance Period, it will comply with the Financial Covenants:

         1.1.1    Leverage Ratio

         (a) prior to the Project Wings Completion Date, the Leverage Ratio shall not exceed 70 per cent.;

         (b) after the Project Wings Completion Date, but prior to the date falling 9 months after the Project Wings Completion Date, the Leverage Ratio shall not exceed 65 per cent.;

         (c) after the date falling 9 months after the Project Wings Completion Date, the Leverage Ratio shall not exceed 60 per cent.;

         1.1.2    Net Interest Cover

         (a) as at each FCTD occurring prior to the date falling 9 months after the Project Wings Completion Date the ratio of Net Revenues to Net Interest shall be 2:1;

         (b) as at each FCTD occurring after the date falling 9 months after the Project Wings Completion Date the ratio of Net Revenues to Net Interest shall be 2.50:1.

2.       Financial Definitions

         "Adjusted Share Capital and Reserves" means the aggregate of the following items namely:

         (a) the nominal amount of the share capital of the Original Borrower for the time being issued and paid up or credited as paid up;

         (b) the net balance on retained earnings of the Group (including any share premium account and capital redemption reserve); and

         (c) the aggregate amount attributable to the minority interests of Group members in the share capital or retained earnings of any non-Group member to the extent not already brought into account under (a) or (b) above, but adjusted, to the extent that the following items have not already been added, deducted or excluded in arriving at the figures referred to in (a), (b) or (c) above:

         (i) by deducting any amounts attributable to interests of non-Group members in Subsidiaries of the Original Borrower provided that, if the Original Borrower maintains a shareholding of at least 90% in Finco 2, no such adjustment shall be made in respect of Finco 2 or its interests;

         (ii) by deducting the amount by which the net book value of any fixed asset has been written up after the date of this Agreement (or, in the case of a person which has become or becomes a member of the Group after that date, the date on which it became or becomes a member of the Group) by way of revaluation or on its transfer from one member of the Group to another (but no such deduction shall be made if the amount of this write up is supported by and does not exceed the amount shown by an independent written valuation);

         (iii) by deducting the amounts of any intercompany loan or investment made by a member of the Group to Project Finance Subsidiaries or to TXU Corp or to any Non-Group Affiliate;

         (iv) by adding back to capital reserves, and/or cumulative revenue reserves (as applicable), to the extent written off and/or amortised to such reserves (as applicable) after the date of this Agreement, any goodwill or other intangible asset arising from any acquisition of all or a majority of the equity share capital or business of another person whether made before or after the date of this Agreement;

         (v) by adding back proceeds (up to a maximum aggregate amount of US$300,000,000) from any issue of Equity-Credit Preferred Securities but so that no amount to be added, deducted or excluded as a result of any of the foregoing shall be added, deducted or excluded more than once in the same calculation and each such amount shall be determined by reference to the most recent financial statements and compliance certificates delivered under the Facility Agreement and the terms of this definition or any relevant clause of the Facility Agreement;

         "Capitalisation" means, at any time, the aggregate of Adjusted Share Capital and Reserves and Consolidated Net Borrowings;

         "Consolidated Net Borrowings" means, at any time, in respect of the Group, the aggregate of the Borrowed Money of the Group, less the aggregate book value of:

         (a) all Liquid Assets which are in, or are freely transferable to, the United Kingdom and which are owned by the Original Borrower or a wholly-owned member of the Group or (in the case of the Liquid Assets of a member of the Group which is a partly-owned member of the Group) the proportion of the total amount for the time being of Liquid Assets held by such member which corresponds to the proportion of the total nominal amount of the issued equity share capital of such member which is beneficially owned directly or indirectly by the Original Borrower (exclusive of Liquid Assets constituting or representing obligations of any member or members of the Group); and

         (b) in the case of a partly-owned member of the Group, the proportion of total amounts for the time being outstanding of Borrowed Money owing by such partly-owned member of the Group otherwise than to another member of the Group which corresponds to the proportion of the total nominal amount of the issued equity share capital of such partly-owned member of the Group not beneficially owned directly or indirectly by the Original Borrower (the "Minority Proportion") provided that, if the

                  Original Borrower maintains a shareholding of at least 90% in Finco 2, no such adjustment shall be made in respect of Finco 2 or its interests,

         but adding the aggregate book value of the Minority Proportion of the total amount, if any, for the time being outstanding of Borrowed Money owing to a partly-owned member of the Group by any other member of the Group;

         "Leverage Ratio" means, at any relevant time, the percentage which Consolidated Net Borrowings is of Capitalisation of the Group;

         "Liquid Assets" means as at any date, the aggregate (calculated on a consolidated basis) of:

         (a) cash at bank and in hand in a jurisdiction where (if not the United Kingdom) such amounts are freely transferable out of that jurisdiction and convertible into currencies dealt in on the London foreign exchange market;

         (b) short term deposits (the term of which has twelve months or less remaining maturity) and money at call, with a recognised financial institution;

         (c) certificates of deposit, from a recognised financial institution, which are negotiable or, if not, the term of which has twelve months or less remaining to maturity;

         (d) gilts or Treasuries or similar securities issued by or guaranteed by the Government of any of the United Kingdom, The United States or any Participating Member States;

         (e) deposits made with the Commissioners of Inland Revenue in respect of which certificates of tax deposit have been issued by Her Majesty's Treasury;

         (f) Sterling bills of exchange eligible for rediscount at the Bank of England;

         (g) any other negotiable money market instrument with a maximum remaining maturity of 12 months or less excluding commercial paper issued by any person other than a state entity or a person with a credit rating of AAA from Standard & Poor's or equivalent or a short term credit rating of A1 or equivalent;

         (h) any obligation owing to a Group company in respect of a securities repurchase agreement by a counterparty which is rated AAA or equivalent or has a short term credit rating of A1 or equivalent, or in the absence of such a rating, where such obligation is backed by a margin deposit substantially sufficient to make up for any shortfall as between the mark-to-market price of the underlying securities and the amount owing;

                  provided that:

                  (i) where Liquid Assets are deposited subject to restrictions in order that they are held as security for a liability or can be offset against a liability, such Liquid Assets shall be taken into account only to the extent that such liability is taken into account under Consolidated Net Borrowings; and

                  (ii) when the aggregate amount of Liquid Assets required to be taken into account for the purposes of this definition on any particular day is being ascertained, any such Liquid Assets denominated or repayable or in respect of which monies are payable in a currency other than Sterling shall be converted for the purposes of calculating the Sterling equivalent at the rate of exchange prevailing on that day in London by taking the spot rate as of 11.00 am on such date for the purchase of such currency with Sterling;

         "Net Interest" includes, in relation to any period, the aggregate amount of all the following insofar as they are payable by, or accrue in respect of Indebtedness for Borrowed Money of, any member of the Group (except to another member of the Group) during that period: interest, commissions and fees in respect of Borrowed Money, discounts in respect of bills, notes or debts discounted, and that part of any amount under a financing lease or hire purchase, credit sale, conditional sale or deferred payment agreement which represents any of the foregoing save for interest payments in respect of subordinated debt or which constitute distributions less the aggregate amount of interest income of the Group (excluding such income from another member of the Group) for such period. For this purpose, a discount shall be apportioned in accordance with RAP over the period for which that bill, note or debt is to be outstanding and shall be deemed to accrue from day to day during that period;

         "Net Revenues" means, in relation to any period, the consolidated income of the Group for that period before Tax, interest and minority interests and before all exceptional items, all as shown in the statements of consolidated income of the Group for that period, adding back all amounts provided (through the statements of consolidated income) for depreciation, goodwill and amortisation.

                                   SCHEDULE 8

                          FORM OF ACCESSION CERTIFICATE

To:      Chase Manhattan International Limited

         on its own behalf, as agent for the Lenders party to the Facility Agreement mentioned below and on behalf of the Obligors and all other parties to, the Agreement.

         Attention: [.]

                                                                          [date]

                              Accession Certificate

1. This Accession Certificate relates to a (pound)900,000,000 facility agreement (the "Facility Agreement") dated . 2001 between, inter alia, TXU Europe Limited as the Borrower and Guarantor (1), the financial institutions set out in schedule 1 thereto as Lenders (2), and Chase Manhattan International Limited as the Facility Agent (3).

         Except as otherwise specified in this letter, all terms defined in the Facility Agreement shall have the same meaning when used in this certificate and the interpretative provisions of clauses 1.2 and 1.3 of the Facility Agreement shall apply, mutatis mutandis, in this certificate. References in this certificate to "you" and "your" means each of you jointly and severally.

2. . (the "Acceding Borrower") requests the Facility Agent to accept this Accession Certificate as being delivered to the Facility Agent pursuant to and for the purposes of clause 22.2 of the Facility Agreement so as to take immediate effect in accordance with the terms of the Facility Agreement.

3. The Acceding Borrower is, pursuant to this Accession Certificate, acceding to the Agreement as an Obligor and accordingly shall, subject to the terms of this Accession Certificate and the Facility Agreement, become an Obligor under the Facility Agreement.

4 The Acceding Borrower [is/is not], as at the date of this Accession Certificate, a Principal Subsidiary.

5. The Facility Agent confirms the accession effected by this Accession Certificate pursuant to and for the purposes of clause 22.2 of the Facility Agreement.

6. The Acceding Borrower undertakes to the Facility Agent that it will perform in accordance with their terms all those obligations which will be assumed by it as an Obligor after acceptance of this Accession Certificate by the Facility Agent.

7. This Accession Certificate is intended to take effect as a Deed notwithstanding that the Facility Agent may execute it under hand only.

8. This Accession Certificate shall be governed by and construed in accordance with English law.

IN WITNESS whereof this Accession Certificate has been entered into as a Deed on the date above.

                       Notice Details of Acceding Borrower
                       -----------------------------------

Address:

Telephone:

Telefax:

Attention:

The Acceding Borrower
---------------------

[Execution particulars -
------------------------

Subsidiary to execute as a Deed]
--------------------------------

The Facility Agent
------------------

By:

Chase Manhattan International Limited

on its own behalf and on behalf of the Borrower and all other parties to the Facility Agreement.

                                   SCHEDULE 9

                EASTERN ELECTRICITY LIMITED - FURTHER PROVISIONS

1.       Representations and Warranties

         The Borrower represents and warrants in respect of Eastern Electricity Limited that:

1.1      Repeated representations and warranties

1.1.1 Due incorporation: EEL is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation, and has power to carry on its business as it is now being conducted and to own all of its property and other assets;

1.1.2 PED Licence: EEL has been duly licensed by the Secretary of State as a Public Electricity Distributor to distribute electricity, the PED Licence is in full force and effect, and no notice of revocation, modification or amendment of the PED Licence has been received by it;

1.2      Non-repeating representations and warranties

1.2.1    Insolvency proceedings: none of the circumstances set out in clauses
         11.1.7 to 11.1.12 (inclusive) is continuing in respect of EEL;

1.2.2 Litigation/labour disputes: to the best of its knowledge and belief, no material litigation (including, without limitation, any proceedings taken by OFGEM or any similar or successor body), alternative dispute resolution, arbitration, administration proceeding or material labour dispute is taking place, pending or threatened in writing against EEL which if adversely determined would reasonably be expected to have a Material Adverse Effect;

1.2.3 PED Licence: EEL is not in contravention of any term of the PED Licence, or any requirement of the Electricity Act or the Utilities Act (or other related legislation), where such contravention would have a Material Adverse Effect;

1.3      Repetition

         The representations and warranties in clause 1.1 and 1.2 shall be deemed to be repeated:

         1.3.1    on and as of the date of this Agreement; and

         1.3.2 in the case of clause 1.1 (only), on each Utilisation Date and Interest Payment Date falling prior to the Project Wings Completion Date.

2.       Undertakings

         At all times prior to the Project Wings Completion Date the Original Borrower shall procure that EEL shall:

         2.1 Compliance with consents etc. relating to the business: obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every law,

                  (including Environmental Laws), regulation, agreement, licence (including, for the avoidance of doubt, the PED Licence), and concession material to the carrying on of its business as it is being carried on at the date of this Agreement, where failure so to do would have a Material Adverse Effect; and

         2.2 provide regulatory accounts to OFGEM as required under the terms of the PED Licence.

3.       Negative Covenants

         At all times prior to the Project Wings Completion Date the Original Borrower shall procure that EEL shall not:

         3.1 Negative pledge: permit any Security Interest to subsist, arise or be created or extended over all or any part of its present or future undertakings, assets, rights or revenues, save for any Permitted Security Interest;

         3.2 Disposals: sell, transfer, lease, surrender, lend or otherwise dispose of (each a "disposal") the whole or any part of its present or future undertakings, assets or revenues whether by one or a series of transactions (related or not) other than a Permitted EEL Disposal;

         3.3 Other obligations: make loans to, or arrangements to guarantee, or become obligated for all or any part of any indebtedness to, any third party other than pursuant to the PED Licence;

         3.4 Change in business: undertake any business other than that permitted pursuant to the PED Licence;

         3.5 PED Licence: grant its consent to the revocation, amendment or modification of the PED Licence, when such revocation, amendment or modification would have a Material Adverse Effect.

4.       Events of Default

         At all times prior to the Project Wings Completion Date the following events shall constitute Events of Default:

         4.1 PED Licence: the PED Licence is revoked (or not renewed), however, no such Event of Default shall occur in circumstances where the PED Licence is revoked, but is subsequently granted to another member of EEL's Group);

         4.2 Legislative or regulatory action: any provision of the Utilities Act or the Electricity Act (or any subordinate legislation) is repealed or amended, or any regulatory action is taken against EEL, which in either case would have a Material Adverse Effect.

5.       Definition

         For the purposes of this schedule:

         (a)      "PED Licence" means the licence granted to the Borrower under section 6(1)(d) of the Electricity Act, authorising the Borrower to distribute electricity to the public, or any additional or replacement licence(s) for the distribution of electricity granted from time to time to any member of the Group (or, if more than one replacement, the most recent such replacement), each as amended from time to time; and

         (b) "Adjusted Share Capital and Reserves of EEL" means the aggregate of the following items namely:

                  (i) the nominal amount of the share capital of EEL for the time being issued and paid up or credited as paid up;

                  (ii) the net balance on retained earnings of EEL (including any share premium account and capital redemption reserve); and

                  (iii) the aggregate amount attributable to the minority interests of EEL in the share capital or retained earnings of any non-Group member to the extent not already brought into account under (i) or (ii) above, but adjusted, to the extent that the following items have not already been added, deducted or excluded in arriving at the figures referred to in (i), (ii) or (iii) above:

         (i) by deducting any amounts attributable to interests of non-Group members in Subsidiaries of EEL;

         (ii) by deducting the amount by which the net book value of any fixed asset has been written up after the date of this Agreement by way of revaluation or on its transfer from one member of the Group to another (but no such deduction shall be made if the amount of this write up is supported by and does not exceed the amount shown by an independent written valuation);

         (iii) by deducting the amounts of any intercompany loan or investment made by EEL to Project Finance Subsidiaries or to TXU Corp or to any Non-Group Affiliate;

         (iv) by adding back to capital reserves, and/or cumulative revenue reserves (as applicable), to the extent written off and/or amortised to such reserves (as applicable) after the date of this Agreement, any goodwill or other intangible asset arising from any acquisition by EEL of all or a majority of the equity share capital or business of another person whether made before or after the date of this Agreement;

         (v) by adding back proceeds (up to a maximum aggregate amount of US$300,000,000) from any issue of Equity-Credit Preferred Securities by EEL,

         but so that no amount to be added, deducted or excluded as a result of any of the foregoing shall be added, deducted or excluded more than once in the same calculation and each such amount shall be determined by reference to the most recent financial statements of EEL.

         "Permitted EEL Disposal" means:

         (a) any disposal of obsolete or redundant assets in the ordinary course of business on arm's length terms; or

         (b)      any disposal to another member of the Group; or

         (c) any disposal of assets in exchange for the acquisition of assets the commercial purpose and effect of which is to replace or improve upon the commercial purpose and effect of the assets so disposed of; or

         (d) any disposal, other than the expenditure or application of cash, where the net book value of the assets disposed of (net of other debt repayments required due to the assets being disposed of being security for those debts or being obligations of the entity making the disposal and costs directly attributable to the disposal), when aggregated with the net book value of any other assets disposed of (otherwise than pursuant to a specific exception contained in this definition) in the same financial year of the Group, does not exceed 15 per cent. of the Adjusted Share Capital and Reserves of EEL at the end of the previous financial year; or

         (e) any disposal made (otherwise than pursuant to a specific exception contained in this clause) and which causes the threshold in (e) above to be exceeded provided that the net proceeds of such disposal (net of other debt repayments required due to the assets being disposed of being security for those debts or being obligations of EEL making the disposal and costs directly attributable to the disposal) (or such part of such net proceeds as are in excess for the then current financial year of such threshold) are, within 12 months of the date of such disposal, applied in a permitted application, (where "permitted application" shall mean any of (A) the acquisition of a replacement asset for use by EEL in connection with the Energy Business, or (B) the acquisition of an asset the commercial purpose and effect of which is to replace or improve upon the commercial purpose and effect of the asset so disposed of, or (C) any other application to which the Facility Agent (acting reasonably on the instructions of the Majority Lenders) may give its prior written consent); or

         (f)      any disposal which constitutes a Permitted Security Interest;
                  or

         (g) any disposal, 100% of the net proceeds of which are promptly applied in the prepayment and cancellation of the Facility; or

         (h) any other disposal to which the Majority Lenders shall have given their consent.

                                   SCHEDULE 10

                                     PART A

                            FORM OF LETTER OF CREDIT

To:      [Beneficiary]
         (the "BSC Clearer")

                                                                             [ ]

                  Irrevocable Standby Letter of Credit no. [ ]

Dear Sirs,

At the request of [relevant Obligor], (the "Applicant") we have opened in favour of the BSC Clearer our irrevocable Letter of Credit number [ ] for (pound) [ ] ([amount in words]).

This Letter of Credit is available against sight drafts issued by the BSC Clearer accompanied by a signed statement issued by the BSC Clearer either:

(a) that the Applicant has failed to pay to the BSC Clearer the amount you are claiming under the terms of the Balancing and Settlement Code (as modified from time to time, the "Code"); or

(b) that the amount of the Letter of Credit has become payable pursuant to the Code by reason of the Letter of Credit not being extended or replaced in accordance with the requirements of the Code or that we have ceased to have the credit rating required under the Code.

Payments under this Letter of Credit shall be effected immediately to [ ].

Partial drawings are allowed hereunder.

Claims under this Letter of Credit shall be made at the counters of The Royal Bank of Scotland plc, Level 5, 135 Bishopsgate, London EC2M 3UR, attention:
Syndicated Loans Agency.

This Letter of Credit expires on [ ].

We waive any right to set off against any amount payable hereunder any claims we may have against you.

Any sight draft and statement to be issued by the BSC Clearer for the purposes of this Letter of Credit may be signed by [insert name of FAA] (the "FAA") on behalf of the BSC Clearer.

Any demand hereunder must comply with all the above requirements and signatures (on behalf of the BSC Clearer or the FAA) thereon must be confirmed by your bankers.

This Letter of Credit is subject to uniform customs and practice for Documentary Credits (1993 Revision) published by the International Chamber of Commerce Publication Number 500.

We undertake that drafts and documents drawn under and in strict conformity with the terms of this credit will be honoured upon presentation.

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This Letter of Credit shall be governed by and construed in accordance with
English law.

                                   SCHEDULE 10

                                     PART B

                             FORM OF BANK GUARANTEE

To:      [Beneficiary]
         (the Beneficiary)

                                                                          [DATE]

                                Guarantee no. [ ]

At the request of [ ], The Royal Bank of Scotland plc (the Issuing Bank) issues this irrevocable guarantee (Guarantee) in your favour on the following terms and conditions:

1.       Definitions

         In this Guarantee:

         Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in [ ].

         Demand means a demand for a payment under this Guarantee in the form of the schedule to this Guarantee.

         Expiry Date means [ ].

         Total Guaranteed Amount means [ ].

2.       Issuing Bank's agreement

(a) The Beneficiary may request a payment [or payments] under this Guarantee by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by [ ]p.m. ([London] time) on the Expiry Date.

(b) Subject to the terms of this Guarantee, the Issuing Bank unconditionally and irrevocably guarantees to the Beneficiary that, within [ten] Business Days of receipt by it of a Demand validly presented under this Guarantee, it must pay to the Beneficiary the amount which is demanded for payment in that Demand.

(c) The Issuing Bank will not be obliged to make a payment under this Guarantee if as a result the aggregate of all payments made by it under this Guarantee would exceed the Total Guaranteed Amount.

3.       Expiry

(a) On [ ] p.m. ([ ] time) on the Expiry Date the obligations of the Issuing Bank under this Guarantee will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Guarantee that remains unpaid.

(b) The Issuing Bank will be released from its obligations under this Guarantee on the date prior to the Expiry Date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Guarantee are released.

(c) When the Issuing Bank is no longer under any obligation under this Guarantee, the Beneficiary must return the original of the Guarantee to the Issuing Bank.

4.       Payments

         All payments under this Guarantee must be made in [ ] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.       Delivery of Demand

         Each Demand must be in writing, and may be given in person, by post or fax and must be received in legible form by the Issuing Bank at its address and by the particular department or officer (if any) as follows:

         [ ]

         For the purpose if this Guarantee, electronic communication will be treated as being in writing.

6.       Assignment

         The Beneficiary's rights under this Guarantee may not be assigned or transferred.

[7.      URDG

         Except to the extent it is inconsistent with the express terms of this Guarantee, this Guarantee is subject to the Uniform Rules for Demand Guarantees, International Chamber of Commerce Publication No. 458.]

8.       Governing Law

         This Guarantee is governed by English law.

9.       Jurisdiction

         The English courts have exclusive jurisdiction to settle any dispute in connection with this Guarantee.

Yours faithfully

THE ROYAL BANK OF SCOTLAND plc


By:

                                    SCHEDULE

                                 FORM OF DEMAND

To:      THE ROYAL BANK OF SCOTLAND plc

                                                                          [DATE]

Dear Sirs

Guarantee no. [ ] issued in favour of [BENEFICIARY] (the Guarantee)

We refer to the Guarantee. Terms defined in the Guarantee have the same meaning when used in this Demand.

1. We certify that the sum of [ ] is due [and has remained unpaid for at least [ ] Business Days under [set out underlying contract or agreement]. We therefore demand payment of the sum of [ ].

2.       Payment should be made to the following account:

         Name:

         Account Number:

         Bank:

3.       The date of this Demand is not later than the Expiry Date.

Yours faithfully


(Authorised Signatory)                                    (Authorised Signatory)

For
[BENEFICIARY]

             SIGNATORIES TO THE RESTATED FACILITY A CREDIT AGREEMENT

The Borrower


SIGNED for and on behalf of      )
TXU EUROPE LIMITED               )               G. WIFFIN


by:                              )


The Guarantor


SIGNED for and on behalf of      )
TXU EUROPE LIMITED               )               G. WIFFIN


by:                              )


The Arrangers

SIGNED for and on behalf of      )
BARCLAYS CAPITAL                 )               P. FLEMING
(the investment banking division )
of Barclays Bank PLC)            )


by:                              )


SIGNED for and on behalf of      )
J.P. MORGAN PLC                  )               KATHRYN JEPSON


by:                              )


SIGNED for and on behalf of      )
SALOMON BROTHERS                 )               R.A. WELFORD
INTERNATIONAL LIMITED            )


by:                              )


SIGNED for and on behalf of      )
THE ROYAL BANK OF                )               LOIS SALTER
SCOTLAND plc                     )


by:                              )

The Original Lenders


SIGNED for and on behalf of      )
BARCLAYS BANK PLC                )               P. FLEMING


by:                              )


SIGNED for and on behalf of      )
CITIBANK, N.A                    )               R.A. WELFORD


By:                              )


SIGNED for and on behalf of      )
JP MORGAN CHASE BANK             )               KATHRYN JEPSON


By:                              )


SIGNED for and on behalf of      )
THE ROYAL BANK OF                )               G. MATTHEWS
SCOTLAND plc                     )


by:                              )


The LC Issuing Bank


SIGNED for and on behalf of      )
THE ROYAL BANK OF                )               LOIS SALTER
SCOTLAND plc                     )


by:                              )


The Facility Agent


SIGNED for and on behalf of      )
CHASE MANHATTAN                  )               KATHRYN JEPSON
INTERNATIONAL LIMITED            )


by:                              )